Exhibit 4.1

Execution Copy

arrangement agreement

BY AND AMONG

INTERCURE LTD.,

CANNDOC ACQUISITION SUBCO LTD.,

subversive REAL ESTATE acquisition REIT LP,

SUBVERSIVE REAL ESTATE ACQUISITION REIT (GP) Inc., and

SUBVERSIVE REAL ESTATE SPONSOR LLC,

As Representative

DATED AS OF FEBRUARY 9, 2021

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TABLE OF CONTENTS

(continued)

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ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of February 9, 2021,

BY AND BETWEEN:

INTERCURE LTD.,

a company incorporated under the laws of the State of Israel, privately held limited liability company number 512051699

(“Intercure”)

-and-

CANNDOC ACQUISITION SUBCO LTD.,

a corporation incorporated under the laws of the Province of British Columbia

(“INTERCURE BC SUB”)

-and-

Subversive Real Estate Acquisition REIT LP,

a limited partnership established under the laws of the Province of Ontario

(“Subversive”)

-and-

SUBVERSIVE REAL ESTATE ACQUISITION REIT (GP) INC.,

a corporation incorporated under the laws of the Province of British Columbia

(“General Partner”)

-and-

SUBVERSIVE REAL ESTATE SPONSOR LLC,

a limited liability company organized under the laws of the State of Delaware

(“Representative”)

WHEREAS, Subversive and Intercure are parties to a Definitive Agreement dated January 3, 2021 (the “Prior Agreement”);

WHEREAS, Subversive and Intercure desire to amend and restate the Prior Agreement in its entirety and accept the rights and covenants herein in lieu of their rights and covenants under the Prior Agreement;

WHEREAS, on the Effective Date, by way of a statutory plan of arrangement under the provisions of the Business Corporations Act (British Columbia), (i) Intercure BC Sub shall acquire all of the Subversive Limited Partnership Units, and (ii) Intercure BC Sub shall acquire all of the shares of the General Partner.

WHEREAS, in connection with the consummation of the Arrangement the Parties intend to list the Intercure Shares on Nasdaq and the TSX, and the Intercure Shares will continue to be listed on TASE;

WHEREAS, the board of directors of Intercure has: (i) determined that this Agreement, the Arrangement and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Intercure and its shareholders; (ii) approved this Agreement, the Arrangement and the other transactions contemplated hereby; (iii) determined to recommend that the shareholders of Intercure approve this Agreement, the Arrangement and the other transactions contemplated hereby; and (iv) confirmed, in accordance with section 282 of the Companies Law, that subject to the requisite shareholder approval at the shareholders’ meeting, all approvals required for the Arrangement and the other transactions contemplated hereby have been obtained;

WHEREAS, on its behalf and on Subversive’s, the board of directors of the General Partner of Subversive has: (i) determined that this Agreement, the Arrangement and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the General Partner and its shareholder, and Subversive and the Subversive Limited Partners and that, considering the financial position of the Intercure and Subversive, no reasonable concern exists that Intercure will be unable to fulfill the obligations of either of the General Partner or Subversive to its creditors; (ii) approved this Agreement, the Arrangement and the other transactions contemplated hereby; and (iii) determined to recommend that the Subversive Limited Partners approve this Agreement, the Arrangement and the other transactions contemplated hereby;

WHEREAS, the Arrangement is intended to constitute the “qualifying transaction” (as such term is defined in the Exchange Listing Manual, the “Qualifying Transaction”) of Subversive; and

WHEREAS, certain Intercure Shareholders have concurrently with the execution and delivery of this Agreement entered into a Support and Lock-Up Agreement with Subversive.

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1 Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings, respectively:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. As used herein, the term “control” means (a) the power to vote at least 10% of the voting power of a Person, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of such a Person, whether through ownership of voting securities, by contract or otherwise, or (c) as defined in the Israeli Securities Law;

“Agreement”, “this Agreement”, “herein”, “hereto”, and “hereof” and similar expressions refer to this arrangement agreement, including the schedules and exhibits attached hereto, as the same may be amended or supplemented from time to time;

“Arrangement” means the Arrangement pursuant to section 288 of the BCBCA set forth in the Plan of Arrangement as supplemented, modified or amended, and not any particular article, section or other portion thereof;

“Arrangement Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement;

“Balance Sheet” has the meaning ascribed thereto in Section Error! Reference source not found. hereof;

“BCBCA” means the Business Corporations Act (British Columbia), S.B.C. 2002 c. 57, as amended;

“Business Combination” means the Arrangement and the other transactions contemplated by this Agreement, as detailed in this Agreement, through which the businesses of Intercure and Subversive will be combined, including the Financing, the Arrangement, the Nasdaq Listing, the TSX Listing, the TASE listing and the Director Appointments;

“Business Day” means any day, excluding Saturday or Sunday, on which banking institutions are open for business in Toronto, Ontario, Canada, Tel Aviv, Israel, and New York, New York, United States of America;

“Cannabis” means all parts of the plant Cannabis sativa L. containing more than 0.3 percent THC, whether growing or not; the seeds thereof; the resin extracted from any part of such plant; and every compound, manufacture, salt, derivative, mixture, or preparation of such plant, its seeds or resin. The term does not include the mature stalks of such plant, fiber produced from such stalks, oil or cake made from the seeds of such plant, any other compound, manufacture, salt, derivative, mixture, or preparation of such mature stalks (except the resin extracted therefrom), fiber, oil, or cake, or the sterilized seed of such plant which is incapable of germination;

“Cannabis License” means any temporary, provisional, term limited, or permanent permit, license, registration, variance, clearance, consent, permit, commission, franchise, exemption, order, authorization, or approval from any Governmental Authority that regulates the cultivation, manufacture, processing, marketing, sale or distribution of Cannabis products, whether for medical or recreational use;

“Claim” has the meaning ascribed thereto in Section 5.10 hereof;

“commercially reasonable efforts” has the meaning ascribed thereto in Section 5.9 hereof;

“Companies Law” means the Israeli Companies Law, together with the rules and regulations promulgated thereunder;

“Completion Deadline” means the latest of (a) April 8, 2021, (b) the outside date for completion of the Qualifying Transaction, if extended by Subversive beyond April 8, 2021, in accordance with applicable Laws, which shall not be later than September 30, 2021 without the prior written consent of Intercure, and (c) such later date as may be mutually agreed between the Parties in writing;

“Confidential Information” has the meaning ascribed thereto in Section 8.8(b) hereof;

“Court” means the Supreme Court of British Columbia, sitting in Vancouver, British Columbia, or other court as applicable;

“Debt Instrument” has the meaning ascribed thereto in Section 4.1(w) hereof;

“Depositary” means such Person as Subversive may appoint to act as depositary in relation to the Arrangement;

“Designated Intercure Convertible Securities” means a total of 13,388,800 Intercure Convertible Securities consisting of (i) 3,818,800 Intercure Convertible Securities designated as vested ESOP-A, (ii) 8,570,000 Intercure Convertible Securities designated as Options-A1, and (iii) 1,000,000 Intercure Convertible Securities designated as Options-A2;

“Director Appointments” means, subject to the completion of the Arrangement, the appointment to the board of directors of Intercure of additional directors who are currently not directors of Intercure, as more particularly set out in Section 2.3;

“Documents” means this Agreement, the Arrangement Certificate, the Prospectus, the Information Circular, the U.S. Registration Statement, the U.S. Resale Registration Statement, the Support and Lock-Up Agreements, the Management Lock-Up Agreements, the Indemnification Agreement, and the Sponsor Lock-Up and Forfeiture Agreement;

“DRS Statement” means a statement evidencing a shareholding position under the Direct Registration System;

“Due Diligence Sessions” means one or more due diligence sessions to be held by the agents appointed by Subversive to act as the sole and exclusive agents of Subversive to effecting the Financing, and pursuant to which Intercure’s directors, senior management and auditors were made available to answer questions which such agents may have;

“Effective Date” means the date on which the Arrangement becomes effective;

“Effective Time” means 10 a.m. (Vancouver time) on the Effective Date, or such other time as Intercure and Subversive determine;

“Environmental Laws” has the meaning ascribed thereto in Section 4.1(s) hereof;

“Escrow Account” means the escrow account of Subversive established and maintained by the Escrow Agent, which holds in escrow the gross proceeds of the initial public offering of the Subversive Class A Restricted Voting Units, including the gross proceeds of the over-allotment option;

“Escrow Agent” means Olympia Trust Company, in its capacity as escrow agent, under the Escrow Agreement, and its successors and permitted assigns;

“Escrow Agreement” means the escrow agreement dated January 8, 2020, among Subversive, the Escrow Agent, Canaccord Genuity Corp. and Echelon Wealth Partners Inc.;

“Exchange Listing Manual” means the Neo Exchange Inc. Listing Manual;

“Filed Documents” has the meaning ascribed thereto in Section 4.1(kk) hereof;

“Final IPO Prospectus” means the final long-form prospectus of Subversive dated December 23, 2019 in connection with its initial public offering of Subversive Class A Restricted Voting Units;

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA approving the Arrangement;

“Financing” means the private placement of Subversive Limited Partnership Units to the PIPE Investors by Subversive on the Effective Date pursuant to the Subscription Agreements;

“Fully Diluted Intercure Shares” means an aggregate of 133,477,700 Intercure Shares (comprising the number of Intercure Shares issued or deemed to be issued, as applicable, and outstanding as of the date of this Agreement assuming the exercise or conversion, as applicable, of all outstanding Designated Intercure Convertible Securities);

“Fundamental Representations” means the Intercure Fundamental Representations and the Subversive Fundamental Representations;

“General Partner” has the meaning ascribed thereto in the preamble of this Agreement;

“General Partner Common Shares” means the one hundred (100) common shares issued and outstanding in the capital of the General Partner;

“Going Public Transaction” means (i) the initial public offering of any class of securities of Intercure or a direct listing application of Intercure whereby any class of securities of Intercure becomes listed or quoted on a recognized Canadian or United States stock exchange, or (ii) a reverse takeover, amalgamation, merger, statutory arrangement, share exchange or similar transaction involving Intercure and a reporting issuer in a province of Canada or state of the United States and which results in the securities of the resulting issuer from such transaction becoming listed or quoted on a recognized Canadian or United States stock exchange;

“Governing Documents” means, in respect of each Party, as applicable, its certificate, its notice of articles and articles as amended, its memorandums and/or articles of incorporation/association, as amended, its by-laws, as amended, or its limited partnership agreement, as amended;

“Government Authority” means any applicable foreign, national, provincial, local or state government, any political subdivision or any governmental, judicial, public or statutory instrumentality, court, tribunal, agency (including those pertaining to health, safety or the environment), authority, body or entity, or other regulatory bureau, authority, body or entity having legal jurisdiction over the activity or Person in question and, for greater certainty, includes the NEO, TSX, OSC, TASE, ISA, the SEC and Nasdaq;

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board applicable as at the relevant date;

“IMCA” means the Israeli Medical Cannabis Agency;

“Improvements” has the meaning ascribed thereto in Section 4.1(hh)(ii) hereof;

“Indemnification Agreement” means the indemnification agreement pursuant to which Intercure indemnifies Subversive and its Subsidiaries, Affiliates, directors, officers and advisers as set forth therein;

“Information Circular” means the notice of the Subversive Meeting to be sent to the Subversive Limited Partners, and the accompanying management information circular to be prepared in connection with the Subversive Meeting, together with any amendments or supplements thereof in accordance with the terms of this Agreement;

“Intercure” has the meaning ascribed thereto in the preamble of this Agreement;

“Intercure Agent Warrants” means the options of Intercure issued to dealers and agents in connection with any prior financings of Intercure of which, as of the date of this Agreement, there are no (0) Intercure Agent Warrants issued and outstanding;

“Intercure BC Sub” has the meaning ascribed thereto in the preamble of this Agreement;

“Intercure Convertible Securities” means, collectively, the Intercure Options, the Intercure Warrants and the Intercure Agent Warrants;

“Intercure Data” means all sensitive data contained in the systems, databases, files or other records of Intercure or any Intercure Subsidiary and all other information and data compilations used by Intercure or any Intercure Subsidiary, whether or not in electronic form, including Personal Data;

“Intercure Disclosure Schedules” has the meaning given to such term in Section 4.1;

“Intercure Financial Statements” means, (a) the audited consolidated statement of comprehensive income, a statement of changes in equity and a statement of cash flows for financial years ended December 31, 2019, 2018 and 2017, together with the notes thereto and the auditors’ report thereon, (b) the unaudited (but reviewed) consolidated statement of financial position as at the end of September 30, 2020 and 2019, together with the notes thereto and (c) such other financial statements of Intercure and any business acquired by Intercure since December 31, 2016, as are required to be included in the Prospectus and/or the U.S. Registration Statement and/or the U.S. Resale Registration Statement pursuant to applicable Laws and all prepared in accordance with IFRS;

“Intercure Fundamental Representations” means Sections 4.1(a), (b), (c), (d), (e), (h), (i), (p) and (jj);

“Intercure Meeting” means a special meeting of the shareholders of Intercure to be held in order to seek shareholder approval for (a) this Agreement and the Arrangement and the other transactions contemplated herein (including the issuance of Intercure Shares in accordance with the terms of the Arrangement), (b) to consolidate the registered and issued share capital of Intercure by a ratio of 4.4492567:1 so that each 4.4492567 Intercure Shares shall be consolidated into one (1) new Intercure Share (the “Intercure Share Consolidation”), (c) assuming the Intercure Share Consolidation, to increase the registered share capital of Intercure by 55,048,671 additional ordinary shares (from 44,951,329 currently existing after the Intercure Share Consolidation to 100,000,000), (d) to approve the listing of the Intercure Shares on Nasdaq and TSX, as applicable, (e) to amend the Intercure Governing Documents to reflect the resolutions detailed herein and any additional amendments required to effect the transactions contemplated by this Agreement, (f) to appoint, subject to completion of the Arrangment, those new directors to the board of directors of Intercure as detailed in Section 2.3; (g) to amend the current complensation policy of Intercure to reflect certain directors and officers insurance thresholds required as a result of the transactions contemplated by this Agreement; and (h) any additional resolutions which may be required for the purpose of completing the Arrangement and the transactions contemplated thereby;

“Intercure Options” means the stock options to purchase Intercure Shares granted to Intercure’s directors, officers, employees, contractors and other eligible persons, of which, as of the date of this Agreement, there are 5,338,184 Intercure Options (prior to the Intercure Share Consolidation) issued and outstanding and 4,303,356 (prior to the Intercure Share Consolidation) that will be issued by the consummation of the Plan of Arrangement;

“Intercure Share Consolidation” has the meaning ascribed thereto in the definition of Intercure Meeting;

“Intercure Shareholder” means a registered holder of Intercure Shares, from time to time, and “Intercure Shareholders” means all such holders;

“Intercure Share Value” means the quotient of (i) $300,000,000 divided by (ii) the Fully Diluted Intercure Shares (which results in $2.247566455 prior to the Intercure Share Consolidation and $10.00 after the Intercure Share Consolidation);

“Intercure Shares” means the ordinary shares in the capital of Intercure;

“Intercure Subsidiaries” means the Intercure BC Sub, Canndoc Ltd., Canndoc CBD Ltd., and CannOlam Ltd.;

“Intercure Warrants” means the common share purchase warrants of Intercure of which, as of the date of this Agreement, there are 17,683,788 Intercure Warrants issued and outstanding (prior to the Intercure Share Consolidation);

“Interim Order” means the interim order of the Court contemplated by Section 3.2 of this Agreement and made pursuant to Section 291 of the BCBCA, providing for, among other things, the calling and holding of the Subversive Meeting, as the same may be amended by the Court, with the consent of Subversive;

“in writing” means written information including documents, files, software, records and books made available, delivered or produced to one Party by or on behalf of the other Party;

“ISA” means the Israel Securities Authorities;

“Israeli Registrar of Companies” means the Government Authority in the State of Israel responsible for the supervision, registration and enforcement over corporations in Israel;

“Israeli Securities Law” mean the Israeli Securities Law 1968;

“ITA” means the Israeli Tax Authority;

“Laws” means all laws, statutes, codes, ordinances, decrees, rules, regulations, by laws, statutory rules, principles of law, published policies and guidelines, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, including general principles of common and civil law, and terms and conditions of any grant of approval, permission, authority or license of any Government Authority, statutory body or self-regulatory authority, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Government Authority (or any other Person) having jurisdiction over the aforesaid Person or Persons or its or their business, undertaking, property or securities;

“Leased Real Property” has the meaning ascribed thereto in Section 4.1(hh)(i) hereof;

“Letter of Transmittal” means a letter of transmittal to be sent to the Subversive Limited Partners for use in connection with the Arrangement and in order to deliver to the Subversive Limited Partners the Intercure Shares to which they are entitled after giving effect to the Arrangement;

“Management Lock-Up Agreement” means the voting support and lock-up agreements dated as of the date hereof between Subversive, Intercure and each Person that is a director of officer of Intercure set forth in Section 1.1 of the Intercure Disclosure Schedules;

“Material Adverse Effect” means any event, change or effect that is or could reasonably be expected to be materially adverse to the financial condition, operations, assets, liabilities, or business of a Party and its Subsidiaries, considered as a whole, provided, however, that a Material Adverse Effect shall not include an adverse effect resulting from general economic, financial, currency exchange, securities or commodity market conditions in Canada, the United States or Israel;

“Material Contract” has the meaning ascribed thereto in Section 4.1(r)(i) hereto;

“material fact” has the meaning ascribed thereto in the Securities Act (Ontario) as the same has been and may hereafter from time to time be modified, and/or (as applicable) the meaning ascribed to “Misleading item” in the Israeli Securities Law, which includes something that is likely to mislead a reasonable investor, and any matter the omission of which is likely to mislead a reasonable investor;

“Minimum Cash Amount” has the meaning ascribed thereto in Section 6.2(d) hereof;

“Nasdaq” means The Nasdaq Stock Market LLC;

“Nasdaq Listing” means the listing of Intercure Shares on Nasdaq;

“NEO” means the Neo Exchange Inc.;

“OSC” means the Ontario Securities Commission;

“Party” means each of Intercure, Intercure BC Sub, Subversive, General Partner and Representative individually, and together, the “Parties”;

“Per Unit Arrangement Consideration” means a number of Intercure Shares equal to the quotient of (i) $10, divided by (ii) the Intercure Share Value;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Government Authority, syndicate or other entity, whether or not having legal status;

“Personal Data” means all data in the possession, custody or control of Intercure or any Intercure Subsidiary that identifies or locates a natural person or that, in combination with other reasonably available data, can reasonably be used to identify or locate a natural person;

“PIPE Investors” means purchasers of Subversive Limited Partnership Units in the Financing pursuant to the Subscription Agreements;

“PIPE Securities” means the Intercure Shares ultimately issued to PIPE Investors in exchange for their Subversive PIPE Securities in the Arrangement;

“Plan” means the employee share option plan duly adopted by Intercure in March 2015;

“Plan of Arrangement” means the plan of arrangement, substantially in the form appended hereto as Schedule A, and any amendments, modifications or supplements thereto made in accordance with the terms thereof or made at the direction of the Court in the Final Order;

“Prior Agreement” has the meaning ascribed thereto in the recitals of this Agreement;

“Privacy and Information Security Requirements” means (a) all applicable Laws relating to the Processing of Personal Data, data privacy or information security, to the extent applicable to Intercure or any Intercure Subsidiary and (b) the Payment Card Industry Data Security Standards;

“Process” or “Processing” means the collection, use, storage, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium);

“Prospectus” means the preliminary long form non-offering prospectus and/or final long form non-offering prospectus of Subversive, and any amendment thereto, as the context requires, containing disclosure regarding, among other things, Subversive, Intercure and the Business Combination (and any related matters), as the Qualifying Transaction of Subversive;

“Qualifying Transaction” has the meaning ascribed thereto in the recitals of this Agreement;

“Real Property Lease” means each contract whereby Intercure or an Intercure Subsidiary, subleases, licenses, or otherwise holds any rights to use or occupy any interest in real property;

“Reference Date” has the meaning ascribed thereto in Section 4.1(dd) hereof;

“Regulatory Approval” means any approval, consent, waiver, permit, order or exemption from any Government Authority having jurisdiction or authority over any Party or the Subsidiary of any Party which is required or advisable to be obtained in order to permit the Business Combination to be effected and “Regulatory Approvals” means all such approvals, consents, waivers, permits, orders or exemptions;

“Related Party” means one or more of the following: (a) each Intercure Shareholder who alone or together with such Person’s Affiliates, owns ten percent (10%) or more of the Intercure Shares, each officer, manager or director of Intercure or an Intercure Subsidiary, each family member of any Intercure Shareholder of the type referenced above or any director, manager or officer of Intercure or an Intercure Subsidiary, each trust for the benefit of any of the foregoing, and each Affiliate of any of the foregoing (other than Intercure or an Intercure Subsidiary); (b) a “control” holder, “interested party” and “substanial shareholder” as those terms are defined in the Companies Law and/or in the Israeli Securities Law; and (c) any person or entity of whom a control holder has a “personal interest” (as defined in the Companies Law) in, or in any transaction or action of such person or entity;

“Related Party Transaction” means any contract or arrangement or transaction between Intercure or an Intercure Subsidiary, on the one hand, and any Related Party, on the other hand;

“Reporting Jurisdictions” has the meaning ascribed thereto in Section 4.2(d) hereof;

“Rights Agent” means Olympia Trust Company;

“Rights Agreement” means the rights agency agreement dated January 8, 2020, between Subversive and the Rights Agent;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Securities Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Securities Laws” means the Securities Act (Ontario) and all the securities laws of each province and territory of Canada, except Quebec, the rules, regulations and policies of the NEO and the TSX, the Securities Act, the Securities Exchange Act, the rules and regulations of Nasdaq, the Israeli Securities Law and the rules, regulations and policies of the TASE;

“SPACs” means special purpose acquisition corporations;

“Sponsor” means Subversive Real Estate Sponsor LLC, a Delaware limited liability company;

“Sponsor Lock-Up and Forfeiture Agreement” means that certain Sponsor Lock-Up and Forfeiture Agreement, executed by Sponsor and the other parties thereto;

“Subscription Agreements” means the subcripton agreements pursuant to which, subject to the terms and conditions contained therein, the PIPE Investors agreed to purchase from Subversive, and Subversive agreed to sell to the PIPE Investors, Subversive Limited Partnership Units in the Financing, which Subversive Limited Partnership Units shall ultimately be acquired by Intercure BC Sub pursuant to the terms of the Arrangement;

“Subsidiary” means, (a) with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any manager, managing director or general partner of such limited liability company, partnership, association or other business entity; and (b) “Subsidiary” and/or “Affiliated company” and/or “Associated company” as these terms are defined in the Israeli Securities Law;

“Subversive” has the meaning ascribed thereto in the preamble of this Agreement;

“Subversive Arrangement Resolution” means a special resolution of the Subversive Limited Partners in respect of the Arrangement to be considered at the Subversive Meeting;

“Subversive Class A Restricted Voting Units” means the class A restricted voting units of Subversive issued pursuant to the Final IPO Prospectus, each consisting of one Subversive Restricted Voting Unit and one Subversive Right;

“Subversive Class B Units” means the Class B units of Subversive, each comprised of 1/100 of a Subversive Proportionate Voting Unit and one Subversive Right;

“Subversive Disclosure Schedules” has the meaning ascribed thereto in Section 4.2 hereof;

“Subversive Financial Statements” has the meaning ascribed thereto in Section 4.2(k)(i) hereof;

“Subversive Fundamental Representations” means Sections 4.2(a), (b), (c), (d), (i), (j), and (o);

“Subversive Limited Partners” means the limited partners of Subversive;

“Subversive Limited Partnership Units” means the Subversive Restricted Voting Units following the renaming of such class of securities to “Limited Partnership Units” pursuant to the Plan of Arrangement;

“Subversive Meeting” means the meeting of the Subversive Limited Partners, including any adjournment or postponement thereof in accordance with the terms of this Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed advisable approve, the Subversive Arrangement Resolution;

“Subversive PIPE Securities” has the meaning ascribed thereto in the definition of “Financing” herein;

“Subversive Proportionate Voting Unit” means the proportionate voting limited partnership units of Subversive;

“Subversive Required Approval” means the approval of not less than two-thirds of the Subversive Limited Partners, voting together as a single class, present in person or by proxy at the Subversive Meeting;

“Subversive Restricted Voting Unit” means the restricted voting limited partnership units of Subversive;

“Subversive Right” means the rights to receive, for no additional consideration, one-eighth (1/8) of one Restricted Voting Unit following the Effective Time (which at such time will represent one-eighth (1/8) of a Subversive Limited Partnership Unit, subject to adjustment under the terms of the Rights Agreement);

“Subversive Securities Authorities” means the applicable securities commissions or similar securities regulatory authorities in each of the Reporting Jurisdictions;

“Subversive Subsidiaries” means Canndoc Acquisition Finco Ltd. and Canndoc Acquisition Pubco Ltd.;

“Support and Lock-Up Agreement” means the voting support and lock-up agreements dated as of the date hereof between Subversive, Intercure and each Person set forth on Section 1.1 of the Intercure Disclosure Schedules;

“TASE” means the Tel-Aviv Stock Exchange;

“Tax Ordinance” means the Israeli Income Tax Ordinance [New-Version] – 1961, as amended, and the rules and regulations promulgated thereunder;

“Taxes” has the meaning ascribed thereto in Section 4.1(o) hereof;

“Top Customer” has the meaning ascribed thereto in Section 4.1(ee) hereof;

“Top Supplier” has the meaning ascribed thereto in Section 4.1(ff) hereof;

“TSX” means the Toronto Stock Exchange;

“TSX Listing” means the listing and posting for trading of the Intercure Shares on the TSX;

“U.S. Registration Statement” has the meaning ascribed thereto in Section 2.2(c);

“U.S. Resale Registration Statement” has the meaning ascribed thereto in Section 2.2(d); and

“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.

1.2 Amendment and Restatement

The Prior Agreement is hereby amended in its entirety and restated herein. Such amendment and restatement is effective upon the execution of this Agreement by each of the Parties hereto. Upon such execution, all provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and superseded by this Agreement in their entirety and shall have no further force or effect.

1.3 Singular, Plural, etc.

Words importing the singular number include the plural and vice versa and words importing gender include all genders.

1.4 Deemed Currency

In the absence of a specific designation of any currency any undescribed dollar amount herein shall be deemed to refer to United States dollars.

1.5 Headings, etc.

The division of this Agreement into Articles and Sections, the provision of a table of contents hereto and the insertion of the recitals and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement to Articles and Sections refer to Articles and Sections of and to this Agreement in which such reference is made.

1.6 Date for any Action

In the event that any date on which any action is required to be taken hereunder by any of the Parties hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

1.7 Governing Law

This Agreement shall be governed by and interpreted in accordance with the Laws of the Province of British Columbia and the Laws of Canada applicable therein. Notwithstanding the foregoing, the Plan of Arrangement will be governed by the Laws of the Province of British Columbia and the Laws of Canada applicable therein.

1.8 Attornment

The Parties hereby irrevocably and unconditionally consent to and submit to the courts of the Province of British Columbia for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document by single registered mail to the addresses of the Parties set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against either Party in such court. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of British Columbia and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

1.9 Schedules and Exhibits

The Schedules and Exhibits to this Agreement, including the Intercure Disclosure Schedules and the Subversive Disclosure Schedules, are hereby incorporated and made a part hereof and are an integral part of this Agreement.

ARTICLE 2
THE BUSINESS COMBINATION

2.1 Business Combination Steps

Intercure and Subversive agree to effect the combination of their respective businesses and assets by way of a series of steps or transactions including the Financing, the Plan of Arrangement, the Arrangement, the Nasdaq Listing, the TSX Listing, the TASE Listing and the Director Appointments. Each Party hereby agrees that as soon as reasonably practicable after the date hereof or at such other time as is specifically indicated below in this Section 2.1, and subject to the terms and conditions of this Agreement, it shall take the following steps indicated for it:

(a)	Intercure Meeting. Intercure shall duly call and convene the Intercure Meeting at which the Intercure Shareholders will be asked to approve the resolutions proposed for approval at the Intercure Meeting and Intercure shall use all commercially reasonable efforts to obtain the approval of the Intercure Shareholders for the foregoing matters.

(b)	Intercure to Enter Into Registration Rights Agreement with Certain PIPE Investors. As soon as practicable after signing this Agreement, Intercure shall enter into a registration rights agreement with certain of the PIPE Investors pursuant to the terms of certain of the Subscription Agreements (the “Registration Rights Agreement”).

(c)	Financing. Prior to the Effective Time, the PIPE Investors will invest cash for Subversive Limited Partnership Units.

(d)	Intercure Submission to the IMCA. As promptly as practicable and not later than five (5) Business Days after the execution and delivery of this Agreement, Intercure will submit to the IMCA the application for approval of the Director Appointments which require the approval of the IMCA and any new shareholder of Intercure, post-Effective Date, whose shareholding in Intercure (after giving effect to the Arrangement) exceeds 5% of the Intercure issued and outstanding share capital, in a form approved by Subversive.

(e)	Plan of Arrangement.

(i)	Subversive and Intercure agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and in the Plan of Arrangement, as set forth in more detail in Article 3.

(ii)	As a result of the Arrangement:

(A)	Each Subversive Limited Partnership Unit shall be exchanged for a number of Intercure Shares equal to the Per Unit Arrangement Consideration; provided that the total number of Intercure Shares issued to any Subversive Limited Partner, if not a round number, shall be rounded down to the nearest whole number of Intercure Shares;

(B)	Subversive will become a wholly-owned Subsidiary of Intercure BC Sub and will be dissolved; and

(C)	Intercure will purchase the General Partner Common Shares for a total of US$100.00.

(f)	ISA Approval. The TASE and ISA, as applicable, shall approve for trading on TASE those Intercure Shares issued hereunder to the Subversive Limited Partners, provided that immediately prior to such issuance the Intercure Shares shall be traded on TSX and all requirements for obtaining “dual listing” status for the trading of Intercure Shares on both TSX and TASE have been complied with, including an opinion of Canadian counsel to Intercure and TASE that under TSX and OSC rules and regulations such shares are freely tradable on the TSX and TASE.

(g)	Compliance with U.S. State Blue Sky Laws. As promptly as practicable, the Parties shall seek to determine in what U.S. jurisdictions, if any, persons that are to receive Intercure Shares pursuant to the Arrangement reside (if an individual) or have their principal place of business (if an entity) and seek to comply with applicable U.S. state blue sky laws in connection with the issuance of Intercure Shares pursuant to the Arrangement.

(h)	Reconstitution of Board. Upon consummation of the Arrangement, Intercure will add additional directors to its board of directors to give effect to the Director Appointments.

(i)	U.S. Registration Statement and Resale Registration Statement. Prior to the consummation of the Arrangement, Intercure will register the Intercure Shares under Section 12(b) of the Securities Exchange Act on Form 20-F or another appropriate form (such form, the “U.S. Registration Statement”). Pursuant to the Registration Rights Agreement, on the the earlier of (i) immediately following the filing of the first amendment to the U.S. Registration Statement, and (ii) the tenth (10th) Business Day after the date Intercure is notified in writing by the staff of the SEC that the U.S. Registration Statement will not be “reviewed”, Intercure shall file a registration statement to register the resale of the PIPE Securities on an appropriate registration statement under the Securities Act (the “U.S. Resale Registration Statement”).

(j)	Nasdaq Listing. As soon as practicable after the filing of the U.S. Registration Statement, Intercure shall submit a listing application for the Nasdaq Listing (the “Nasdaq Listing Application”). Immediately prior to consummation of the Arrangement, Intercure intends to obtain approval for the Nasdaq Listing of the Intercure Shares.

(k)	TSX Listings. Prior to consummation of the Arrangement, (i) Subversive Limited Partnership Units shall be listed on the TSX and (ii) Intercure intends to obtain approval for the TSX Listing of the Intercure Shares and commence trading of its shares on TSX.

(l)	NEO Delisting. At the Effective Time, Subversive will delist from the NEO.

(m)	Other Actions, etc. The Parties shall take any other action and do anything, including the execution of any other agreements, documents or instruments that are necessary or useful to give effect to the Business Combination.

2.2 Implementation Covenants

(a)	Preparation of Prospectus.

(i)	Subversive shall, in consultation with Intercure and its advisors, as promptly as reasonably practicable, prepare and file the Prospectus with the NEO and the Subversive Securities Authorities, as applicable, in accordance with applicable Securities Laws. Intercure shall, and shall cause each of the Intercure Subsidiaries to, provide to Subversive: (x) in writing all necessary information concerning Intercure and the Intercure Subsidiaries that is required in order for the Prospectus to provide full, true and plain disclosure of all material facts relating Intercure and the Intercure Subsidiaries, to ensure that no material fact or information will have been omitted from the Prospectus which is required to be stated therein or is necessary to make the statements or information contained therein not misleading in light of the circumstances under which they are made, and to otherwise comply with the requirements of applicable Securities Law (including the Intercure Prospectus Financial Statements and related management’s discussion and analysis); and (y) such assistance as may be reasonably required in connection with the preparation of the Prospectus.

(ii)	Intercure shall provide Subversive and its auditor access to and the opportunity to review all financial statements and financial information of Intercure that is required in connection with the preparation of the Prospectus (including the Intercure Prospectus Financial Statements and related management’s discussion and analysis). Intercure hereby: (x) consents to the inclusion of any such financial statements in the Prospectus, and (y) agrees to cause to be provided appropriate signatures where required and to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial or other expert information required to be included in the Prospectus. In the event the OSC requires a promotor to sign the Prospectus, Intercure shall sign the Prospectus as a promoter; provided that Subversive shall use all commercially reasonably efforts in compliance with applicable Laws to avoid Intercure being required to sign the Prospectus as promoter. Intercure further agrees to provide such financial information and assistance as may be reasonably required in connection with any pre-filing or exemptive relief application in respect of disclosure in the Prospectus and in connection with the preparation of any pro-forma financial statements for inclusion in the Prospectus. Intercure will certify to Subversive that all information and statements provided by Intercure related to the Intercure Subsidiaries for inclusion in the preliminary Prospectus, the final Prospectus and the redemption deadline for the Subversive Restricted Voting Units, will be at the date the information and statements are provided, and will be at the proposed date of filing of the preliminary and final Prospectus, accurate and contain no misrepresentation and constitute full, true and plain disclosure of all material facts relating to Intercure and the Intercure Subsidiaries, as required to be disclosed by Subversive in the Prospectus pursuant to applicable Securities Laws and no material fact or information will have been omitted from such disclosure which is required to be stated in such disclosure or is necessary to make the statements or information contained in such disclosure not misleading in light of the circumstances under which they are made.

(iii)	The Parties shall cooperate with one another in connection with the preparation and filing of the Prospectus and shall use their commercially reasonable efforts to obtain the approval of the NEO and a receipt for Subversive’s final Prospectus from the Subversive Securities Authorities, including providing or submitting on a timely basis all documentation and information that is reasonably required or advisable in connection with obtaining such approvals. Upon the reasonable request of Subversive, Intercure shall cause its directors and executive officers who are required or requested by a Governmental Authority to deliver personal information forms under the rules of the NEO and/or Securities Laws to complete and deliver such forms in a timely manner.

(iv)	The Parties shall jointly seek to ensure that the Prospectus complies in all material respects with applicable Securities Laws, does not contain any misrepresentation (except that Subversive shall not be responsible for any information or financial statements relating to Intercure or the Intercure Subsidiaries that was approved for inclusion therein by Intercure, acting reasonably, and except that Intercure shall not be responsible for any information or financial statements relating to Subversive that was approved for inclusion therein by Subversive, acting reasonably), and is in a form satisfactory to the NEO and to the Subversive Securities Authorities in order to obtain a receipt from the Subversive Securities Authorities in respect thereof.

(v)	Subversive shall give Intercure and its auditors and legal counsel a reasonable opportunity to review and comment on drafts of the Prospectus and other related documents, and shall give reasonable consideration to any comments made by Intercure and its auditors and legal counsel and agrees that all information relating to Intercure included in the Prospectus must be in a form and content satisfactory to Intercure, acting reasonably, and shall, subject to obtaining NEO and receipt of Subversive’s final Prospectus from the Subversive Securities Authorities, cause the Prospectus to be filed on SEDAR (and sent to each Subversive Shareholder) as required by applicable Securities Laws.

(b)	Preparation of Intercure Meeting Documentation. Intercure shall duly prepare documentation required in connection with the Intercure Meeting, and deliver such documentation to all Intercure Shareholders.

(c)	Preparation of U.S. Registration Statement.

(i)	As promptly as reasonably practicable following the date of this Agreement, Intercure and Subversive shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either Subversive or Intercure, as applicable) and file the U.S. Registration Statement of Intercure, all in accordance with and as required by applicable Laws, and any applicable rules and regulations of the SEC and Nasdaq.

(ii)	Each of Intercure and Subversive shall use its commercially reasonable efforts to (i) cause the U.S. Registration Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to Intercure and the Intercure Subsidiaries, the provision of financial statements of, and any other information with respect to, Intercure and the Intercure Subsidiaries for all periods, and in the form, required to be included in the U.S. Registration Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (ii) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; and (iii) have the U.S. Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC. Intercure, on the one hand, and Subversive, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Affiliates and their respective representatives that may be required or reasonably requested in connection with any action contemplated by this Section 2.2(c) or for including in any other statement, filing, notice or application made by or on behalf of Intercure or Subversive to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement.

(iii)	If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the U.S. Registration Statement, then (i) such Party shall promptly inform the other Parties; (ii) such Party shall prepare and mutually agree upon with the other Parties (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the U.S. Registration Statement; and (iii) Intercure shall file such mutually agreed upon amendment or supplement with the SEC.

(iv)	Intercure shall as promptly as reasonably practicable advise Subversive of the time of effectiveness of the U.S. Registration Statement. Each of the Parties shall use commercially reasonable efforts to ensure that none of the information related to such Party or any of its Affiliates or its or their respective representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the U.S. Registration Statement will, at the time the U.S. Registration Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d)	Preparation of U.S. Resale Registration Statement. Intercure shall prepare the U.S. Resale Registration Statement.

(e)	ISA and TASE Approval. Intercure shall use all commercially reasonable efforts to obtain ISA’s and TASE’s approval to the “dual listing” status of Intercure, subject to the TSX Listing, and the free tradeability of Intercure Shares listed on the TSX.

(f)	Nasdaq and TSX Listings. Subversive and Intercure shall use all commercially reasonable efforts to cause the Nasdaq Listing, the Subversive listing on the TSX and TSX Listing to occur immediately prior to the consummation of the Arrangement.

(g)	NEO Delisting. Subversive and Intercure shall use all commercially reasonable efforts to cause the delisting of Subversive Restricted Voting Units to occur.

(h)	Preparation of Filings and Meeting Documentation. Intercure and Subversive shall cooperate in the preparation of any documents and taking of all actions reasonably deemed by Intercure or Subversive to be necessary to discharge their respective obligations under applicable Laws in connection with the Business Combination and all other matters contemplated in the Documents, and in connection therewith:

(i)	each of Intercure and Subversive shall furnish to the other all such information concerning it, its Subsidiaries and Affiliates and its shareholders or limited partners as may be required to effect the actions described in this Article 2, and each covenants that no information furnished by it in connection with such actions or otherwise in connection with the consummation of the Business Combination will contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished or to be used; and

(ii)	Intercure and Subversive shall each promptly notify the other if at any time before the Effective Date it becomes aware that the Information Circular, the Prospectus, the U.S. Registration Statement or the U.S. Resale Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Information Circular, the Prospectus, the U.S. Registration Statement or the U.S. Resale Registration Statement. In any such event, Intercure and Subversive shall cooperate in the preparation of a supplement or amendment to the Information Circular, Prospectus, the U.S. Registration Statement or the U.S. Resale Registration Statement, as applicable, as required and as the case may be, and, if required, shall cause the same to be filed with the Subversive Securities Authorities or the SEC, as applicable.

2.3 Board of Directors and Senior Officers

Each of the Parties hereby agrees that upon completion of the Business Combination and giving effect to the Director Appointments, and subject to compliance with applicable Securities Laws and the rules of the Nasdaq and the TSX, the board of directors and senior officers of Intercure shall consist of the following:

Name	Title
Ehud Barak	Director and Chairman of the Board
Alex Rabinovitch	Director and Chief Executive Officer
David Salton	Director
Lennie Grinbaum	External Director
Gideon Hirshfeld	External Director
Alon Granot	Director
Michael Auerbach	Director (new director to be appointed subject to completion of the Arrangement)
Amos Cohen	Chief Financial Officer
Rami Levi	Chief Operating Officer

ARTICLE 3
ARRANGEMENT

3.1 The Arrangement

On the terms and subject to the conditions of this Agreement, the Parties shall proceed to effect the Arrangement under Part 9, Division 5 of the BCBCA at the Effective Time, on the terms contained in the Plan of Arrangement.

3.2 The Interim Order

As soon as reasonably practicable after the date of this Agreement, the General Partner and Subversive shall apply pursuant to Part 9, Division 5 of the BCBCA and, in cooperation with Intercure, prepare, file and diligently pursue an application to the Court for the Interim Order in respect of the Arrangement, which shall provide, among other things:

(a)	For the class of persons to whom notice is to be provided in respect of the Arrangement and the Subversive Meeting and for the manner in which such notice is to be provided;

(b)	That the required level of approval for the Subversive Arrangement Resolution shall be the Subversive Required Approval;

(c)	That, in all other respects, the terms, restrictions and conditions of the Subversive Governing Documents, including quorum requirements and all other matters, shall apply in respect of the Subversive Meeting;

(d)	For the grant of the Arrangement Dissent Rights to those Subversive Limited Partners who are registered Subversive Limited Partners;

(e)	For the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(f)	That the Subversive Meeting may be adjourned or postponed from time to time by Subversive, in accordance with the terms of this Agreement and without the need for additional approval of the Court;

(g)	That the record date for the Subversive Limited Partners entitled to notice of and to vote at the Subversive Meeting will not change in respect of any adjournment(s) or postponement(s) of the Subversive Meeting;

(h)	That it is Intercure’s intention to rely upon the exemption from registration provided by Section 3(a)(10) of the Securities Act with respect to the issuance of Intercure Shares pursuant to the Arrangement, based on the Court’s approval of the Arrangement; and

(i)	For such other matters as the Parties may agree are reasonably necessary to complete the Business Combination.

3.3 The Company Meeting; Information Circular

(a)	Subject to the terms of this Agreement and the Interim Order, Subversive shall convene and conduct the Subversive Meeting in accordance with Subversive’s Governing Documents, applicable Laws and the Interim Order as soon as reasonably practicable. Subversive shall use its commercially reasonable efforts to obtain the Subversive Required Approval of the Subversive Arrangement Resolution, including instructing the management proxyholders named in the Information Circular to vote any discretionary or blank proxy submitted by shareholders in favor of such action, and shall take all other action reasonably necessary or advisable to secure the Subversive Required Approvals;

(b)	Subversive shall promptly prepare and complete the Information Circular together with any other documents required by applicable Law in connection with the Subversive Meeting and the Arrangement, and Subversive shall, as promptly as practicable after obtaining the Interim Order, cause the Information Circular and such other documents to be sent to each Subversive Limited Partner and other person as required by the Interim Order and Law.

(c)	Subversive shall ensure that the Information Circular (i) complies with the Subversive Governing Documents and applicable Law, (ii) does not contain any misrepresentation, except with respect to the Intercure information included in the Information Circular, which Intercure will ensure does not contain a misrepresentation, (iii) provides the Subversive Limited Partners with sufficient information (explained in sufficient detail) to permit them to form a reasoned judgement concerning the matters to be placed before the Subversive Meeting and (iv) states any material interest of each director and officer, whether as director, officer, securityholder or creditor of the Company, as and to the extent required by applicable Law.

(d)	Subversive shall, subject to the terms of this Agreement, ensure that the Information Circular includes a statement that the board of directors of the General Partner has (i) determined that the Business Combination is in the best interests of Subversive and fair to the Subversive Limited Partners and (ii) recommended that the Subversive Limited Partners vote in favor of the Subversive Arrangement Resolution.

(e)	Intercure shall assist Subversive in the preparation of the Information Circular, including obtaining and furnishing to Subversive any information with respect to Intercure required to be included under applicable Laws in the Information Circular, and ensuring that such information does not contain any misrepresentation.

(f)	Each party shall promptly notify the other party if it becomes aware that the Information Circular contains a misrepresentation, or otherwise requires an amendment or supplement. The parties shall co-operate in the preparation of any such amendment or supplement as required or appropriate, and Subversive shall promptly deliver or otherwise disseminate any such amendment or supplement to the Subversive Limited Partners as required by the Court or applicable Law.

3.4 The Final Order

The General Partner and Subversive shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Part 9, Division 5 of the BCBCA, as soon as reasonably practicable, but in any event not later than three (3) Business Days after the Subversive Arrangement Resolution is passed at the Subversive Meeting as provided for in the Interim Order.

3.5 Court Proceedings

(a)	In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the General Partner and Subversive shall:

(i)	Diligently pursue, and cooperate with Intercure in diligently pursuing, the Interim Order and the Final Order;

(ii)	Ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement; and

(iii)	subject to this Agreement, oppose any proposal from any person that the Final Order contain any provision inconsistent with the Arrangement or this Agreement.

(b)	Subject to the terms of this Agreement, Intercure will cooperate with, and assist the General Partner and Subversive in, seeking the Interim Order and the Final Order, including by providing the General Partner and Subversive on a timely basis any information reasonably required or requested to be supplied by Intercure in connection therewith.

3.6 Arrangement Effective Time

As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the completion of the Arrangement shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the completion), or at such other time as the General Partner, Subversive and Intercure may agree in writing, the parties hereto shall cause consummation of the Arrangement to become effective at the Effective Time in accordance with the Plan of Arrangement.

3.7 U.S. Federal Securities Law Matters

The Parties agree that the Arrangement will be carried out with the intention that all Intercure Shares issued pursuant to the Arrangement to the Subversive Limited Partners will be issued by Intercure in reliance on the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) thereunder. In order to ensure the availability of the exemption under Section 3(a)(10) of the Securities Act, the Parties agree that the Arrangement will be carried out on the following basis:

(a)	The procedural and substantive fairness of the terms and conditions of the Arrangement will be subject to the approval of the Court;

(b)	The Court will be advised as to the intention of the Parties to rely on the exemption provided by Section 3(a)(10) of the Securities Act prior to the hearing required to approve the procedural and substantive fairness of the terms and conditions of the Arrangement;

(c)	The Court will be required to satisfy itself as to the procedural and substantive fairness of the terms and condition of the Arrangement to the Subversive Limited Partners, subject to the Arrangement;

(d)	Subversive will ensure that each Subversive Limited Partners entitled to receive Intercure Shares on completion of the Arrangement will be given adequate notice advising them of their right to attend the hearing of the Court to approve the procedural and substantive fairness of the terms and conditions of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(e)	The Subversive Limited Partners entitled to receive Intercure Shares will be advised that the Intercure Shares issued pursuant to the Arrangement have not been registered under the Securities Act and will be issued by Intercure in reliance on the exemption provided by Section 3(a)(10) of the Securities Act;

(f)	The Final Order approving the terms and conditions of the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as being procedurally and substantively fair to the Subversive Limited Partners;

(g)	The Interim Order approving the Subversive Meeting will specify that each Subversive Limited Partners will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time; and

(h)	The Court will hold a hearing before approving the procedural and substantive fairness of the terms and conditions of the Arrangement.

3.8 U.S. State Blue Sky Laws Applicable to Subversive Limited Partners that are U.S. Persons

The Parties understand and acknowledge that the Intercure Shares issued pursuant to Section 3(a)(10) of the Securities Act will not be “covered securities” under Section 18(b) of the Securities Act and, to the extent such Intercure Shares are issued to U.S. Persons (as such term is defined under Regulation S promulgated under the Securities Act), they are not exempt from the registration or qualification requirements of U.S. state blue sky laws.

3.9 Share Exchange and Payment under the Arrangement

(a)	Upon the issuance of the Certificate of Arrangement: (i) Intercure shall issue a number of Intercure Shares to satisfy the consideration issuable to the Subversive Limited Partners hereunder and under the Plan of Arrangement; (ii) Intercure shall deposit share certificates together with TASE approval and ancillary documentation with a registration company to be agreed; (iii) the registration company credits the Subversive Limited Partners as the recipients of the Intercure Shares; and (iv) certificates formerly representing Subversive Limited Partnership Units which are held by such Subversive Limited Partners shall cease to represent any claim upon or interest in Subversive other than the right of the registered holder to receive the number of Intercure Shares to which it is entitled hereunder, all in accordance with the provisions of the Arrangement.

(b)	As soon as reasonably practicable after the Effective Date, a bank, custodian, depositary or other appropriate agent to be agreed by the Parties will forward to, or hold for pick-up by, each former Subversive Limited Partner that submitted a duly completed Letter of Transmittal, or similar statement or other evidence of entitlement to such depositary or agent, together with the certificate (if any) representing the Subversive Limited Partnership Units held by such Subversive Limited Partner or such other evidence of ownership of such Subversive Limited Partnership Units, (i) the certificates or other statements representing the Intercure Shares to which such Subversive Limited Partner is entitled, in accordance with its Letter of Transmittal, or (ii) confirmation of a non-certificated electronic position representing the Intercure Shares to which such Subversive Limited Partner is entitled, in accordance with its Letter of Transmittal, all in accordance with the process agreed by the Parties.

(c)	The Parties covenant and agree, as promptly as reasonably practicable after the date of this Agreement, to structure the process for delivering Intercure Shares to Subversive Limited Partners in order to eliminate or avoid the application of Israeli withholding tax (and any procedures in respect thereof) to transfers of Intercure Shares by non-Israeli residents, including by depositing the Intercure Shares to be issued in the Arrangement with a non-Israeli foreign stock exchange member in the United States or Canada, having the Intercure Shares held by a foreign broker, and taking any and all other steps reasonably necessary to eliminate such withholding tax.

(d)	Not later than one Business Day after the Effective Date, Intercure shall pay in cash by wire transfer in immediately available funds a total amount of US$100.00 to the shareholders of the General Partner for the General Partner Common Shares, and any certificates formerly representing common shares of the General Partner shall cease to represent any claim upon or interest in the General Partner other than the right of the registered holder to receive US$1.00 per share, all in accordance with the provisions of the Arrangement.

3.10 U.S. Tax Matters.

Subversive intends to make a corporate entity classification election for U.S. Tax purposes shortly prior to the consummation of the Plan of Arrangement. The parties acknowledge that the transaction will be reported for U.S. income tax purposes as a tax-free reorganization under U.S. Internal Revenue Code Section 368, and the Plan of Arrangement and this Agreement together shall constitute a “plan of reorganization” under Code Section 368 and the U.S. Treasury regulations promulgated thereunder.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Intercure

Except as set forth in the corresponding sections of the Intercure Disclosure Schedules attached hereto (collectively, the “Intercure Disclosure Schedules”) (each of which shall qualify only the specifically identified sections or subsections hereof to which such Intercure Disclosure Schedule relates and shall not qualify any other provision of this Agreement), Intercure hereby represents and warrants to Subversive and the General Partner as of the date hereof and as of the Effective Date, and acknowledges that each of Subversive and the General Partner is relying upon such representations and warranties in connection with the entering into of this Agreement, as follows:

(a)	Due Incorporation, Intercure. Intercure has been duly incorporated and is validly existing under the laws of the State of Israel and is current and up-to-date with all filings required to be made by it in such jurisdiction.

(b)	Due Incorporation, Subsidiaries. Each of the Intercure Subsidiaries has been duly incorporated and is validly existing under the laws of its jurisdiction of formation and is current and up-to-date with all filings required to be made by it in such jurisdiction, and all of the issued shares in the capital of each of the Intercure Subsidiaries are owned free and clear of any pledge, lien, security interest, charge, claim or encumbrance or in relation to inter-corporate security.

(c)	Corporate Power. Each of Intercure and Intercure BC Sub has full corporate power, capacity and authority to undertake all steps of the Business Combination contemplated in the Documents and to carry out its obligations under this Agreement.

(d)	Share Capital. The authorized capital of Intercure consists of 200,000,000 Intercure Shares (prior to the Intercure Share Consolidation), of which, at the date hereof, there are 120,088,900 Intercure Shares issued and outstanding (prior to the Intercure Share Consolidation); except for such Intercure Shares and the Intercure Convertible Securities described in the Intercure Disclosure Schedules, Intercure has no other securities issued and outstanding at the date hereof, and the authorized capital of each Intercure Subsidiary, ownership thereof, and all securities convertible into or exercisable for capital of each Intercure Subsidiary, is set forth in the Intercure Disclosure Schedules. Except for the Intercure Subsidiaries, and the shareholdings of two life science companies described in the Intercure Disclosure Schedules, none of Intercure or the Intercure Subsidiaries owns any shares in the capital of any other entity. The Intercure BC Sub was formed for the sole purposes of effecting the Arrangement, and has no assets, business or operations.

(e)	Rights. Neither Intercure nor any one of the Intercure Subsidiaries is a party to and has not granted any agreement, warrant, option or right or privilege capable of becoming an agreement, for the purchase, subscription or issuance of any Intercure Shares or any shares of any one of the Intercure Subsidiaries, or securities convertible into or exchangeable for Intercure Shares or shares of any Intercure Subsidiary other than as set forth in the Intercure Disclosure Schedules.

(f)	Permits; Licenses. Intercure and each of the Intercure Subsidiaries has all requisite corporate capacity, power and authority, and possesses all certificates, authority, permits and licenses issued by the appropriate state, provincial, municipal or federal regulatory agencies or bodies necessary to conduct the business as now conducted by Intercure on a consolidated basis, and to own its assets, and is in compliance in all material respects with such certificates, authorities, permits or licenses. Neither Intercure nor any one of the Intercure Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authority, permit or license which, singly or in the aggregate, if the subject of an unfavourable decision, order, finding or ruling, would adversely affect the conduct of the business, operations, financial condition, income or future prospects of Intercure on a consolidated basis. Neither Intercure nor any one of the Intercure Subsidiaries has any responsibility or obligation to pay any commission, royalty, license or similar payment to any person (other than mandatory payments to the appropriate state, provincial, municipal or federal regulatory agencies and applicable laws of Israel) with respect thereto.

(g)	Assets.

(i)	Intercure and each of the Intercure Subsidiaries is the absolute legal and beneficial owner of, and has good and marketable title to, material property and assets necessary to conduct their businesses as currently being conducted and such material property and assets are free of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever.

(ii)	The inventory of Intercure and the Intercure Subsidiaries is merchantable and fit for the purpose for which it was procured or manufactured, and is not slow-moving, obsolete, damaged, or defective, subject to the reserve for inventory writedown set forth on the Balance Sheet as adjusted for the passage of time through the Effective Date in accordance with the past custom and practice of Intercure and the Intercure Subsidiaries or as would not be expected to have a Material Adverse Effect. All notes and accounts receivable of Intercure and the Intercure Subsidiaries are reflected properly on their books and records and are valid receivables subject to no setoffs or counterclaims. The accounts payable and accruals of Intercure and the Intercure Subsidiaries have arisen in bona fide arm’s-length transactions in the ordinary course of business, and each of Intercure and the Intercure Subsidiaries has been paying its accounts payable in the ordinary course.

(h)	Due Authorization, Execution and Delivery. Each of the Documents has been or at the Effective Time will be, duly authorized, and with respect to this Agreement, executed and delivered by Intercure and the Intercure BC Sub and constitutes a valid and binding obligation of Intercure and the Intercure BC Sub enforceable in accordance with its terms (subject to such limitations and prohibitions as may exist or may be enacted in applicable laws relating to bankruptcy, insolvency, liquidation, moratorium, reorganization, arrangement or winding-up and other laws, rules and regulations of general application affecting the rights, powers, privileges, remedies and/or interests of creditors generally) and no other corporate proceeding on the part of Intercure or the Intercure BC Sub, other than as specified in this Agreement, is necessary to authorize this Agreement and the transactions contemplated hereby.

(i)	Consents; Authorizations. The entering into and the performance by each of Intercure and the Intercure BC Sub of the Business Combination contemplated in the Documents: (a) do not require any consent, approval, authorization or order of any court or governmental agency, body or Government Authority, other than as set forth in the Intercure Disclosure Schedules; (b) will not contravene any statute or regulation of any Government Authority which is binding on Intercure or any of the Intercure Subsidiaries where such contravention would have a Material Adverse Effect; (c) will not result in the material breach of, or be in material conflict with, or constitute a material default under, or create a state of facts which, after notice or lapse of time, or both, would constitute a material default under any term or provision of the Governing Documents, by-laws or resolutions of Intercure or any of the Intercure Subsidiaries; and (d) except where it would not have a Material Adverse Effect, will not result in the breach of, or be in conflict with, or constitute a default under, or create a state of facts which, after notice or lapse of time, or both, would constitute a default under any term or provisions of, any material mortgage, note, indenture, contract or agreement instrument, lease or other document to which Intercure or any of the Intercure Subsidiaries is a party, or any judgment, decree or order or any term or provision thereof. Except for the requirements of the IMCA as set forth in Intercure Disclosure Schedules, there are no other restrictions on the ability of a foreign investor (i.e., non-Israeli) to hold interests in Intercure or in any of the Intercure Subsidiaries, and except for the IMCA requirements, no other approvals are required that can affect Intercure’s or any of the Intercure Subsidiaries’ operations.

(j)	Legal Proceedings. Other than as set forth in the Intercure Disclosure Schedules, there are no legal, regulatory, governmental or similar proceedings pending or, to the knowledge of Intercure, contemplated or threatened, to which Intercure or any one of the Intercure Subsidiaries is a party or to which the property of Intercure or any of the Intercure Subsidiaries is subject.

(k)	Insurance. Intercure and each of the Intercure Subsidiaries maintains valid and enforceable insurance against loss or damage in respect of its assets, business and operations, with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses, including directors and officers insurance.

(l)	Adverse Legislation. Intercure is not aware of any legislation, regulations, changes or instructions from any Government Authority, which it anticipates will materially and adversely affect the business, affairs, operations, assets, liabilities (contingent or otherwise) or prospects of Intercure or the Intercure Subsidiaries.

(m)	Non-Competes. Other than as set forth in the Intercure Disclosure Schedules, and other than the requirements under the applicable laws of Israel, neither Intercure nor any one of the Intercure Subsidiaries is party to or bound or affected by any commitments, agreement or document containing any covenant which expressly limits the freedom of Intercure and the Intercure Subsidiaries to compete in any line of business or with any person other than for certain exclusive distribution arrangements in particular territories, or to transfer or move any of its assets or operations.

(n)	Intellectual Property. Intercure and the Intercure Subsidiaries own and possess adequate enforceable rights to use all trademarks, patents, copyrights and trade secrets used or proposed to be used in the conduct of the business thereof and, to the knowledge of Intercure, neither Intercure nor any of the Intercure Subsidiaries is infringing upon the rights of any other person with respect to any such trademarks, patents, copyrights or trade secrets and, no person has infringed any such trademark, patents, copyrights or trade secrets.

(o)	Taxes. (i) Any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Government Authority, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Government Authority on or in respect of amounts of the type described in clause (i) above or this clause (ii); (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party, in each case whether disputed or not (collectively, “Taxes”), due and payable by Intercure and the Intercure Subsidiaries have been paid or remitted or a provision made therefor, except for failure to pay such Taxes that will result in material harm to Intercure or any of the Intercure Subsidiaries. All tax returns, declarations, remittances and filings required to be filed by Intercure and the Intercure Subsidiaries have been filed with all appropriate Government Authorities and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading. To the knowledge of Intercure, no examination of any tax return of Intercure or any one of the Intercure Subsidiaries is currently in progress and except as detailed in the Intercure Disclosure Schedules, there are no issues or disputes outstanding with any Government Authority respecting any Taxes that have been paid, or may be payable, by Intercure and the Intercure Subsidiaries. There are no agreements with any taxation authority providing for an extension of time for any assessment or reassessment of Taxes with respect to Intercure or any of the Intercure Subsidiaries.

(p)	Brokers. There is no person, firm or company acting or purporting to act at the request of Intercure who is or will be entitled to any brokerage or finder’s fee in connection with the transactions contemplated herein.

(q)	Compliance with Law.

(i)	Intercure and each of the Intercure Subsidiaries has conducted and is conducting its business in compliance in all material respects with all applicable Laws of each jurisdiction in which it carries on business and with all Laws material to its operation, including without limitation all applicable antitrust laws and regulations, and neither Intercure nor any one of the Intercure Subsidiaries has received any notice of the revocation or cancellation of, or any intention to revoke or cancel, any of the licenses, leases or other instruments conferring rights to Intercure or any one of the Intercure Subsidiaries for the conduct of their business. Intercure and each of the Intercure Subsidiaries hold, and immediately following the Effective Time will hold, all Cannabis Licenses necessary for the conduct, ownership, use, occupancy or operation of their businesses or assets as conducted, owned, used, occupied or operated as of the date hereof, and all such Cannabis Licenses are valid and in full force and effect. To the knowledge of Intercure, the Cannabis Licenses will not be cancelled, terminated, revoked, limited in scope or otherwise adversely affected by the Arrangement or the other transactions contemplated hereby.

(ii)	to the knowledge of Intercure, all activities of Intercure and the Intercure Subsidiaries have been, up to and including the date hereof, conducted in compliance, in all material respects, with any and all applicable Laws, including, without limitation, Environmental Laws as defined below, and all applicable Laws, including of the land authority and the ministry of agriculture of Israel, the IMCA or any other competent authority controlling the cannabis field breeding, cultivation, harvesting, production, handling, storage, distribution, labeling, white labeling, sale, and possession of Cannabis, clinical trials, and the import and export of Cannabis.

(r)	Material Agreements.

(i)	To the knowledge of Intercure, any and all material agreements pursuant to which Intercure or any one of the Intercure Subsidiaries holds any of their material assets or investments, or pursuant to which Intercure performs or receives services, including without limitation investments and joint ventures in or pertaining to non-wholly owned Subsidiaries and other Persons (each, a “Material Contract”), are (A) valid and subsisting agreements in full force and effect, (B) enforceable in accordance with their respective terms, (C) neither Intercure nor any of the Intercure Subsidiaries is in default of any of the material provisions of any such agreements including, without limitation, failure to fulfil any payment or work obligation thereunder nor has any such default been alleged, (D) Intercure is not aware of any material disputes with respect thereto, including with partners or shareholders in investments and joint ventures in or pertaining to non-wholly owned Subsidiaries and other Persons, and (E) such assets are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated, all leases, licenses and concessions pursuant to which Intercure and the Intercure Subsidiaries derive their interests in such material assets are in good standing and there has been no material default under any such leases, licenses and concessions and all real or other property taxes required to be paid with respect to such assets to the date hereof have been paid.

(ii)	As of the date hereof, the Intercure Disclosure Schedules set forth a list of all Material Contracts. Other than as set forth in the Intercure Disclosure Schedules, there are no agreements, understandings, arrangements or other commitments, written or oral, to which Intercure or any Intercure Subsidiary is a party or by which it is bound which are deemed material to Intercure or any Intercure Subsidiary and of which Intercure is aware. Each Material Contract that is listed in the Intercure Disclosure Schedules is, to Intercure’s knowledge, in full force and effect (according to its terms).

(s)	Environmental Laws. To the knowledge of Intercure, all the properties in which Intercure or the Intercure Subsidiaries have any freehold, leasehold, license or other interest are free and clear of any hazardous or toxic material, pollution, or other adverse environmental conditions which may give rise to any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursement or expenses (including, without limitation, attorneys’ fees and costs, experts’ fees and costs, and consultant’s fees and costs) of any kind or of any nature whatsoever that are asserted against Intercure or any of the Intercure Subsidiaries, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, contaminant costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above properties and/or emanating or migrating and/or threatening to emanate or migrate from such properties to off-site properties; (ii) physical disturbance of the environment; and (iii) the violation or alleged violation of all applicable Laws aimed at reclamation or restoration of such properties; abatement of pollution; protection of the environment, protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural and historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including without limitation, ambient air, surface water and groundwater; and all other applicable Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes (collectively, “Environmental Laws”); and to the knowledge of Intercure, after due inquiry, all environmental approvals required pursuant to Environmental Laws with respect to activities carried out on any part of the lands covered by such properties, have been obtained, are valid and in full force and effect and have been complied with; and there are no proceedings commenced or threatened to revoke or amend any such environmental approvals.

(t)	Related Party Loans. Neither Intercure nor any one of the Intercure Subsidiaries has any loan or other indebtedness outstanding which has been made to any of its shareholders, officers, directors or employees, past or present, or any person not dealing at “arm’s length” (as such term is defined in the Income Tax Act (Canada)); all such loans are described in detail in the Intercure Disclosure Schedules.

(u)	Labour Matters.

(i)	The Intercure Disclosure Schedules set forth a list of all key employees.

(ii)	Other than as set forth in the Intercure Disclosure Schedules, neither Intercure nor any of the Intercure Subsidiaries has entered into an employment contract with any officer or employee or any other consultant or person or entity, which is not terminable by Intercure or such Intercure Subsidiary at will without liability, upon thirty (30) days prior notice.

(iii)	Other than as set forth in the Intercure Disclosure Schedules, neither Intercure nor any of the Intercure Subsidiaries has a deferred compensation plan or share option plan covering any of its officers or employees.

(iv)	Intercure and the Intercure Subsidiaries have complied with all applicable employment laws, policies, procedures and agreements relating to employment, terms and conditions of employment and to the proper withholding and remission to the proper tax and other Government Authorities of all sums required to be withheld from employees or persons deemed to be employees under applicable Laws respecting such withholding.

(v)	Intercure and the Intercure Subsidiaries have paid in full to all of their respective employees the wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees on or prior to the date hereof.

(vi)	Neither Intercure nor any of the Intercure Subsidiaries is bound by or subject to (and none of their assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union other than by way of any applicable employment laws and regulations and extension orders (“tzavei harchava”) applicable in its field of business or applicable to all employers in Israel.

(vii)	Neither the employment by Intercure or any of the Intercure Subsidiaries of any of their respective employees, nor the engagement by them with any of their respective consultants, constitutes or is likely to constitute a breach of any of such Person’s obligations to third parties, including non-competition or confidentiality obligations.

(viii)	All persons classified by Intercure or the Intercure Subsidiaries as consultants or contractors thereof are correctly classified as such and not as employees for any purpose. All employees of Intercure and the Intercure Subsidiaries are subject to Section 14 Arrangement under the Israeli Severance Pay Law, 1963 from the commencement date of their employment and on the basis of their salary. Neither Intercure nor any of the Intercure Subsidiaries has any liability or obligations to pay any severance, pension, accrued vacation, or other social benefits and contributions, under applicable Law or contract, or any other payment of substantially the same nature, unless fully funded by deposit of funds in severance funds, pension funds, managers insurance policies or provident funds, or if not required to be so funded, adequate provisions have been made in the Financial Statements.

(ix)	To the knowledge of Intercure, there are no outstanding labour disputes, (whether filed or lodged with Intercure or any of the Intercure Subsidiaries or any other person or organization), pending labour disruptions or pending unionization with respect to Intercure or the Intercure Subsidiaries.

(x)	Neither Intercure nor any one of the Intercure Subsidiaries is bound by or a party to any collective bargaining agreement.

(v)	Restricted Payments. There is not, in the Governing Documents or in any agreement, mortgage, note, debenture, indenture or other instrument or document to which Intercure or any one of the Intercure Subsidiaries is a party, any restriction upon or impediment to the declaration or payment of dividends by the directors of Intercure or the Intercure Subsidiaries or the payment of dividends by Intercure or the Intercure Subsidiaries to the holders of their securities.

(w)	Indebtedness. Except as disclosed in the Intercure Disclosure Schedules, neither Intercure nor any one of the Intercure Subsidiaries is party to any loan, bond, debenture, promissory note or other instrument evidencing indebtedness (demand or otherwise) for borrowed money (“Debt Instrument”) or any agreement contract or commitment to create, assume or issue any Debt Instrument.

(x)	Voting Restrictions. Neither Intercure nor any one of the Intercure Subsidiaries is a party to any agreement, nor is Intercure nor any one of the Intercure Subsidiaries aware of any agreement, which in any manner affects the voting control of any of the Intercure Shares or other securities of Intercure or the Intercure Subsidiaries.

(y)	Change in Law. Neither Intercure nor any one of the Intercure Subsidiaries is aware of any pending or contemplated change to any applicable Law or governmental position that would materially affect the business of Intercure or the Intercure Subsidiaries taken as a whole or the legal environments under which Intercure and the Intercure Subsidiaries operate.

(z)	No Material Misrepresentations or Omissions. No representation, warranty or statement of Intercure in this Agreement contains or will contain at the Effective Time any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

(aa)	Corporate Records. The corporate records and minute books of Intercure and the Intercure Subsidiaries contain, in all material respects, minutes of all meetings of the directors and shareholders since their respective dates of incorporation, together with the full text of all resolutions of directors and shareholders passed in lieu of such meetings, duly signed. The Intercure Disclosure Schedules set forth a complete list of all share registers, board registers and lien and pledge registers required by Law for Intercure and each Intercure Subsidiary.

(bb)	Due Diligence Sessions. The responses given by Intercure and its officers and directors in the Due Diligence Sessions were true and correct where they relate to matters of fact in all material respects as at the time such responses were given and at the date hereof, and such responses taken as a whole do not omit any fact or information necessary to make any of the responses not misleading in light of the circumstances in which such responses were given. Where such responses reflect the opinion or view of Intercure or such officers and directors (including, responses or portions of such responses, which are forward-looking or otherwise relate to projections, forecasts or estimates of future performance or results (operating, financial or otherwise)), such opinions or views were honestly held and believed to be reasonable at the time they were given and at the date hereof.

(cc)	Financial Statements.

(i)	The Intercure Financial Statements (including the notes thereto) (i) have been prepared in accordance with IFRS consistently applied throughout the periods covered thereby, (ii) present fairly in all material respects the assets, liabilities and financial condition of Intercure and its Subsidiaries as of such dates and the results of operations and cash flows of Intercure and its Subsidiaries for such periods, and (iii) are consistent with the books and records of Intercure (which books and records are accurate and complete in all material respects). Since the Reference Date, there has been no change in any accounting principles, policies, methods or practices, including any change with respect to reserves (whether for bad debt, contingent liabilities or otherwise) of Intercure or its Subsidiaries.

(ii)	Intercure and the Intercure Subsidiaries do not have any liabilities, that would have been required by IFRS to be reflected in, reserved against or otherwise described in a consolidated balance sheet, except (a) as and to the extent specifically accrued for or reserved against in the consolidated balance sheet of Intercure and its Subsidiaries as of September 30, 2020 (the “Balance Sheet”), (b) liabilities which have arisen after the date of the Balance Sheet in the ordinary course (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law), (c) executory obligations under contracts (other than liabilities relating to any breach, or any fact or circumstance that, with notice, lapse of time or both, would result in a breach, thereof by Intercure or any Intercure Subsidiary), and (d) liabilities specifically set forth in the Intercure Disclosure Schedules.

(dd)	Conduct of Business. Since September 30, 2020 (the “Reference Date”), (a) each of Intercure and the Intercure Subsidiaries has conducted its business only in the ordinary course; (b) no event has occurred that, individually or in combination with any other events, has had or would reasonably be expected to have Material Adverse Effect; and (c) none of Intercure and the Intercure Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance.

(ee)	Customers. The Intercure Disclosure Schedules contains a complete and accurate list of the ten (10) largest customers to Intercure and the Intercure Subsidiaries, taken as a whole, (consolidating into a single customer all affiliated customers) by the aggregate dollar value of revenue received by Intercure and the Intercure Subsidiaries, taken as a whole, during the twelve month period ended December 31, 2020 (each a “Top Customer”). Since September 30, 2020, no Top Customer has terminated or adversely modified the amount, pricing, frequency or terms of the business such Top Customer conducts with Intercure or any Intercure Subsidiary. Neither Intercure nor any Intercure Subsidiary has received any written notice, nor does Intercure have knowledge, that any Top Customer will terminate or adversely modify the amount, pricing, frequency or terms of the business such Top Customer conducts with Intercure or any Intercure Subsidiary. There is no material dispute pending with any Top Customer, and neither Intercure nor any Intercure Subsidiary has received any written notice, nor does Intercure have any knowledge, of a reasonable basis for any such dispute.

(ff)	Suppliers. The Intercure Disclosure Schedules contains a complete and accurate list of (i) the ten (10) largest suppliers to Intercure and the Intercure Subsidiaries, taken as a whole, (excluding utilities) by the aggregate dollar value of purchases by Intercure and the Intercure Subsidiaries, taken as a whole, during the twelve month period ended December 31, 2020 (each a “Top Supplier”). Since September 30, 2020, no Top Supplier has terminated or adversely modified the amount, pricing, frequency or terms of the business such Top Supplier conducts with Intercure or any Intercure Subsidiary. Neither Intercure nor any Intercure Subsidiary has received any written notice, nor does Intercure have knowledge, that any Top Supplier will terminate or adversely modify the amount, pricing, frequency or terms of the business such Top Supplier conducts with Intercure or any Intercure Subsidiary. There is no material dispute pending with any Top Supplier, and neither Intercure nor any Intercure Subsidiary has received any written notice, nor does Intercure have any knowledge, of a reasonable basis for any such dispute.

(gg)	Related Party. No Related Party has any direct or indirect interest in (a) any Top Customer or Top Supplier or (b) any assets or property used by Intercure or any Intercure Subsidiary (including any intellectual property). The Intercure Disclosure Schedules sets forth the parties to and the date, nature and amount of each Related Party Transaction since the Reference Date (other than salary or other compensation or benefits paid or payable in the ordinary course of business consistent with past practice to employees in consideration for bona fide services performed by such employees).

(hh)	Real Property.

(i)	The Intercure Disclosure Schedules sets forth a complete list, including an address of each leasehold or subleasehold estate or other right to use or occupy any interest in real property held by Intercure or any Intercure Subsidiary (“Leased Real Property”) and the Real Property Leases (including all amendments, guaranties and other agreements with respect thereto) relating to each such Leased Real Property. With respect to each Leased Real Property, (i) Intercure’s or the relevant Intercure Subsidiary’s (as applicable) possession and quiet enjoyment under the applicable Real Property Lease has not been disturbed, and nor does Intercure have knowledge of any disputes with respect to any Real Property Lease, (ii) neither Intercure nor any Intercure Subsidiary has subleased, licensed or otherwise granted any person the right to use or occupy any Leased Real Property or any portion thereof, or collaterally assigned or granted any security interest in such Leased Real Property or any interest therein and (iii) there are no special, general or other assessments pending against Intercure or any Intercure Subsidiary or affecting any Leased Real Property that would be payable by the lessee thereof. Neither Intercure nor any Intercure Subsidiary or any other party to a Real Property Lease is or has been in breach or default under such Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification, or acceleration or increase of rent under such Real Property Lease. No security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach or default under any Real Property Lease which has not been redeposited in full. Neither Intercure nor any Intercure Subsidiary owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to any Real Property Lease.

(ii)	The Leased Real Property comprises all of the real property that is used in or otherwise related to the businesses of Intercure and each Intercure Subsidiary. To the knowledge of Intercure, all buildings, structures, improvements, fixtures, building systems (including HVAC, electrical, plumbing and sewer systems) and equipment, and all components thereof, included in the Leased Real Property (collectively, “Improvements”) are in good condition and repair and are sufficient for the operation of the businesses of Intercure and each Intercure Subsidiary as currently conducted. To the knowledge of Intercure, there are no structural deficiencies or latent defects affecting any of the Improvements and, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business conducted thereon. Neither Intercure nor any Intercure Subsidiary has received any written notice from any insurance company or board of fire underwriters of any defects or inadequacies that could adversely affect the insurability of any Leased Real Property or requesting the performance of any work or alteration with respect to any Leased Real Property. To the knowledge of Intercure, there is no pending or threatened condemnation, expropriation or other governmental taking of any part or interest in any Leased Real Property. The current and intended use and occupancy of the Leased Real Property and the operation of Intercure’s and each Intercure Subsidiary’s businesses as currently conducted do not violate any applicable zoning law, easement, covenant, condition, restriction or similar provision in any instrument of record affecting the Leased Real Property. To the knowledge of Intercure, no fact or condition exists that could result in the termination or impairment of presently available access from adjoining public or private streets or ways or in the discontinuation of presently available sewer, water, electric, gas, telephone or other utilities or services for any Leased Real Property.

(ii)	Cannabis Matters. All products manufactured, processed, marketed, distributed, sold or delivered by Intercure or any Intercure Subsidiary have been in conformity with all applicable warranties, and neither Intercure nor any Intercure Subsidiary has any material liability for replacement thereof or other material damages in connection therewith in excess of any warranty reserve established with respect thereto on the Balance Sheet as adjusted for the passage of time through the Effective Date in accordance with the past custom and practice of Intercure and the Intercure Subsidiaries. Each product manufactured, sold or delivered by Intercure and the Intercure Subsidiaries is in compliance in all material respects with all applicable Laws controlling the cultivation, harvesting, production, handling, storage, distribution, sale, and possession of Cannabis. Any products sold by Intercure or the Intercure Subsidiaries that were purchased by Intercure or an Intercure Subsidiary from a third parties was, to the knowledge of Intercure, cultivated, harvested, produced, tested, handled and delivered in accordance with all applicable Law in all material respects, and were purchased from suppliers duly licensed to cultivate, harvest and produce such products. The breeding, cultivation, harvesting, production, storage, distribution import, export and sale of medical cannabis in Israel is permitted by applicable Law. Neither Intercure nor any Intercure Subsidiary has used any substance, including pesticides, prohibited by Laws applicable in the states and localities in which such Person operates, in any prohibited amount at any stage of the cultivation, harvesting, handling, storage or delivery of such products. Intercure and the Intercure Subsidiaries have performed (or caused to be performed by third parties) all material and necessary tests and obtained all test certificates and certificates of ingredients required by applicable Law, including tests for microbials, contaminants, residuals, and pesticides, with respect to any product manufactured, sold or delivered by Intercure or such Intercure Subsidiary. To the knowledge of Intercure, no products manufactured, sold or delivered by Intercure contain any prohibited pesticides, contaminants or any other substance prohibited by any Law. Neither Intercure nor any Intercure Subsidiary has received any written notice of any claims for, and to Intercure’s knowledge there is no reasonable basis for, any extraordinary product recalls relating to any of its products or services. Neither Intercure nor any Intercure Subsidiary has had or has any material liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any products manufactured, sold or delivered by Intercure or any Intercure Subsidiary or with respect to any services rendered by Intercure or any Intercure Subsidiary. Intercure and the Intercure Subsidiaries are in material compliance with all applicable advertising or labeling requirements that prohibit “drug” claims on products that have not received the appropriate drug approval. Intercure and the Intercure Subsidiaries are in material compliance with all applicable advertising or labeling requirements that prohibit “drug” claims on products that have not received the appropriate drug approval.

(jj)	Information. None of the information or financial statements relating to Intercure and any Intercure Subsidiary included or to be included in the Information Circular, the Prospectus, the U.S. Registration Statement or the U.S. Resale Registration Statement, or that have been and will be included in any information statement or proxy statement relating to the Business Combination do or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading and, in respect of the Information Circular, Prospectus, the U.S. Registration Statement or the U.S. Resale Registration Statement, as applicable, will constitute full, true and plain disclosure of all material facts relating to Intercure and the Intercure Subsidiaries as required by applicable Securities Laws.

(kk)	Public Filings. Intercure has filed or furnished to the TASE and the ISA, in the 36 months preceding the Effective Date, all reports, schedules, forms, statements and other documents required to be filed with or furnished under the Israeli Securities Law 5728-1968 and the regulations promulgated thereunder (the “Filed Documents”), on a timely basis or has received a valid extension of such time of filing and has filed any such Filed Documents prior to the expiration of any such extension. All of the Filed Documents have been prepared in accordance with the Israeli Securities Law and, subject to the foregoing, each of the Filed Documents (including the financial statements or schedules included therein) as of the respective date of filing, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(ll)	Privacy and Information Security. Intercure and each Intercure Subsidiary is and has been in material compliance with (a) all Privacy and Information Security Requirements, (b) its internal and external privacy policies and notices and (c) all contracts relating to the Processing of Personal Data. Neither Intercure nor any Intercure Subsidiary, nor to Intercure’s knowledge, any other Person, has received any written notice, allegation, complaint or other communication, and, to Intercure’s knowledge, there is no pending investigation by any Governmental Authority or payment card association, regarding any actual or alleged violation of any Privacy and Information Security Requirement by or with respect to Intercure or any Intercure Subsidiary. To Intercure’s knowledge, neither Intercure nor any Intercure Subsidiary has suffered a security breach with respect to any of the Intercure Data and there has been no unauthorized or illegal use of or access to any Intercure Data. Neither Intercure nor any Intercure Subsidiary has notified, or, to Intercure’s knowledge, has been required to notify, any Person of any information security breach involving Personal Data. Intercure and each Intercure Subsidiary employs and has employed commercially reasonable security measures that materially comply with all Privacy and Information Security Requirements and are designed to protect Intercure Data within its custody or control and requires the same of all vendors that Process Intercure Data on its behalf. Intercure and each Intercure Subsidiary has provided all requisite notices and obtained all required consents, and satisfied all other requirements (including to notify Governmental Authorities) to the extent required under the Privacy and Information Security Requirements for such Person’s Processing (including international and onward transfer) of all Personal Data in connection with the conduct of the business of Intercure or such Intercure Subsidiary. The execution, delivery, performance and consummation of the transaction contemplated hereunder comply with Intercure’s and each Intercure Subsidiary’s applicable Privacy and Information Security Requirements.

(mm)	Disclosure. Intercure has provided Subversive with all materials and information responsive to all due diligence requests made by Subversive, and none of such information contains any untrue statement of a material fact or omits a material fact necessary to make such information incomplete or misleading.

4.2	Representations and Warranties of Subversive

Except as set forth in the corresponding sections of the Subversive Disclosure Schedules attached hereto (collectively, the “Subversive Disclosure Schedules”) (each of which shall qualify only the specifically identified sections or subsections hereof to which such Subversive Disclosure Schedule relates and shall not qualify any other provision of this Agreement), Subversive hereby represents and warrants to Intercure as of the date hereof and as of the Effective Date, and acknowledges that Intercure is relying upon such representations and warranties in connection with the entering into of this Agreement, as follows:

(a)	Due Formation. Subversive is a validly existing limited partnership under the laws of the Province of Ontario and is registered to carry on business under the laws of each jurisdiction in which it carries on its business.

(b)	Power. Subversive through the General Partner has full power, capacity and authority to undertake all steps of the Business Combination contemplated in the Documents and to carry out its obligations under this Agreement.

(c)	Share Capital. The authorized capital of Subversive consists of (i) an unlimited number of Subversive Restricted Voting Units, of which 22,500,000 Subversive Restricted Voting Units are currently issued and outstanding (ii) an unlimited number of Subversive Class B Units, of which 524,500 Subversive Class B Units are currently issued and outstanding, (iii) an unlimited number of Subversive Proportionate Voting Units, of which 57,562 Subversive Proportionate Voting Units (not taking into account the Subversive Proportionate Voting Units underlying the Class B Units) are currently issued and outstanding, and (iv) one general partnership unit, which is currently issued and outstanding; except for the 23,024,500 Subversive Rights, Subversive has no other securities outstanding nor is it a party to or has granted any agreement, warrant, option or right or privilege capable of becoming an agreement, for the purchase, subscription or issuance of any Subversive Restricted Voting Unit or Subversive Class B Unit or securities convertible into or exchangeable for any Subversive Class A Restricted Voting Unit or Subversive Class B Unit.

(d)	Reporting Issuer. Subversive is a reporting issuer, or the equivalent thereof, in each of the provinces and territories of Canada (other than Quebec) (collectively, the “Reporting Jurisdictions”) and is not currently in default of any requirement of the applicable laws of each of the Reporting Jurisdictions and other regulatory instruments of the Subversive Securities Authorities, and no order ceasing, halting or suspending trading in securities of Subversive or prohibiting the distribution of such securities has been issued to and is outstanding against Subversive and no investigations or proceedings for such purposes are, to the knowledge of Subversive, pending or threatened.

(e)	Compliance with Law. Subversive is in compliance in all material respects with all its disclosure obligations under applicable Laws and all documents filed by Subversive pursuant to such obligations are in compliance in all material respects with applicable Laws and, other than in respect of documents that have been amended or refiled did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f)	Subsidiaries. Subversive has no Subsidiaries other than the Subversive Subsidiaries, and is not a partner, co-tenant, joint venturer or otherwise a participant in any partnership, joint venture, co-tenancy or other similarly joint owned business.

(g)	Permits; Licenses. Subversive has all requisite limited partnership capacity, power and authority, and possesses all material certificates, authority, permits and licenses issued by the appropriate state, provincial, municipal or federal regulatory agencies or bodies necessary to conduct the business as now conducted by it and to own its assets and is in compliance in all material respects with such certificates, authorities, permits or licenses. Subversive has not received any notice of proceedings relating to the revocation or modification of any such certificate, authority, permit or license which, singly or in the aggregate, if the subject of an unfavourable decision, order, finding or ruling, would materially and adversely affect the conduct of the business, operations, financial condition, income or future prospects of Subversive.

(h)	Due Authorization, Execution and Delivery. Each of the Documents has been, or at the Effective Time will be, duly authorized and, with respect to this Agreement, executed and delivered by Subversive and constitutes a valid and binding obligation of Subversive enforceable in accordance with its terms (subject to such limitations and prohibitions as may exist or may be enacted in applicable laws relating to bankruptcy, insolvency, liquidation, moratorium, reorganization, arrangement or winding-up and other laws, rules and regulations of general application affecting the rights, powers, privileges, remedies and/or interests of creditors generally) and no other limited partnership proceeding on the part of Subversive, is necessary to authorize this Agreement and the transactions contemplated hereby.

(i)	Consents; Authorizations. the entering into and the performance by Subversive of the transactions contemplated in the Documents:

(i)	do not require any consent, approval, authorization or order of any court or governmental agency or body, except that which may be required under applicable corporate and securities legislation and the policies of the Exchange;

(ii)	will not contravene any statute or regulation of any Government Authority which is binding on Subversive where such contravention would have a Material Adverse Effect; and

(iii)	will not result in the material breach of, or be in conflict with, or constitute a material default under, or create a state of facts which, after notice or lapse of time, or both, would constitute a material default under any term or provision of the Governing Documents or resolutions of Subversive or any mortgage, note, indenture, contract or agreement, instrument, lease or other document to which Subversive is or will be a party, or any judgment, decree or order or any term or provision thereof, which breach, conflict or default would have a Material Adverse Effect.

(j)	Legal Proceedings. There are no legal or governmental proceedings pending or, to the knowledge of Subversive, contemplated or threatened, to which Subversive is a party or to which the assets or property of Subversive is subject.

(k)	Financial Statements.

(i)	The audited financial statements of Subversive for the period from inception (the date of formation) through December 31, 2019 and the notes thereto (collectively, the “Subversive Financial Statements”), have been prepared in accordance with IFRS, present fairly, in all material respects, the financial position of Subversive as of such date, and do not omit to state any material fact that is required by IFRS or by applicable law to be stated or reflected therein or which is necessary to make the statements contained therein not misleading.

(ii)	Neither Subversive nor any one of the Subversive Subsidiaries has any outstanding material liability, whether direct, indirect, absolute or contingent or otherwise, which is not reflected in the Subversive Financial Statements.

(l)	Related Party. Except as disclosed in the Subversive Financial Statements, Subversive has not engaged in any transaction with any person that it is not dealing with at “arm’s length” (as such term is defined in the Income Tax Act (Canada)) since the beginning of the period covered by the Subversive Financial Statements.

(m)	Taxes. All Taxes due and payable by Subversive have been paid or provision made therefor in the financial statements of Subversive except for where the failure to pay such Taxes would not result in a Material Adverse Effect for Subversive. All tax returns, declarations, remittances and filings required to be filed by Subversive have been filed with all appropriate Government Authorities and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading. To the knowledge of Subversive, no examination of any tax return of Subversive is currently in progress and there are no issues or disputes outstanding with any Government Authority respecting any Taxes that have been paid, or may be payable, by Subversive. There are no agreements with any taxation authority providing for an extension of time for any assessment or reassessment of Taxes with respect to Subversive.

(n)	Brokers. Other than (i) the fees paid and payable to the underwriters in connection with the initial public offering of Subversive and in connection with the transactions contemplated herein, as disclosed in the Final IPO Prospectus, or (ii) to agents or advisors for services provided in connection with the qualifying transactions, as set forth on Section 4.2(o) of the Subversive Disclosure Schedules, there is no person, firm or company acting or purporting to act at the request of Subversive who is entitled to any brokerage or finder’s fee in connection with the transactions contemplated in the Documents.

(o)	Compliance with Laws. Other than any non-compliance which would not result in a Material Adverse Effect in respect of Subversive, to the knowledge of Subversive, after due inquiry all activities of Subversive have been, up to and including the date hereof, conducted in compliance, in all material respects, with any and all applicable Laws.

(p)	Qualifying Transaction. The Business Combination will satisfy the requirements of section 10.16(15) of the Exchange Listing Manual.

4.3	Representations and Warranties of the General Partner

The General Partner hereby represents and warrants to Intercure as of the date hereof and as of the Effective Date, and acknowledges that Intercure is relying upon such representations and warranties in connection with the entering into of this Agreement, as follows:

(a)	Due Formation. The General Partner is a validly existing corporation under the laws of the Province of Ontario and is registered to carry on business under the laws of each jurisdiction in which it carries on its business.

(b)	Power. The General Partner has full power, capacity and authority to undertake all steps of the Business Combination contemplated in the Documents and to carry out its obligations under this Agreement.

(c)	Share Capital. The authorized capital of the General Partner consists of one hundred (100) common shares.

(d)	Due Authorization, Execution and Delivery. Each of the Documents has been, or at the Effective Time will be, duly authorized and, with respect to this Agreement, executed and delivered by the General Partner and constitutes a valid and binding obligation of the General Partner enforceable in accordance with its terms (subject to such limitations and prohibitions as may exist or may be enacted in applicable laws relating to bankruptcy, insolvency, liquidation, moratorium, reorganization, arrangement or winding-up and other laws, rules and regulations of general application affecting the rights, powers, privileges, remedies and/or interests of creditors generally) and no other corporate proceeding on the part of the General Partner, is necessary to authorize this Agreement and the transactions contemplated hereby.

(e)	Consents; Authorizations. the entering into and the performance by the General Partner of the transactions contemplated in the Documents:

(i)	do not require any consent, approval, authorization or order of any court or governmental agency or body, except that which may be required under applicable corporate and securities legislation and the policies of the Exchange;

(ii)	will not contravene any statute or regulation of any Government Authority which is binding on Subversive where such contravention would have a Material Adverse Effect; and

(iii)	will not result in the material breach of, or be in conflict with, or constitute a material default under, or create a state of facts which, after notice or lapse of time, or both, would constitute a material default under any term or provision of the Governing Documents or resolutions of Subversive or any mortgage, note, indenture, contract or agreement, instrument, lease or other document to which Subversive is or will be a party, or any judgment, decree or order or any term or provision thereof, which breach, conflict or default would have a Material Adverse Effect.

4.4	Survival

For greater certainty, subject to the Indemnification Agreement, the representations and warranties of each of the Parties contained herein shall survive the execution and delivery of this Agreement and shall terminate and be extinguished on the earlier of the termination of this Agreement in accordance with its terms and the Effective Time; provided, however, that the Fundamental Representations shall survive indefinitely.

ARTICLE 5
COVENANTS

5.1	Conduct of Business by the Parties

Except as required by Law or as otherwise expressly permitted or specifically contemplated by this Agreement, each Party covenants and agrees that, during the period from the date of this Agreement until the earlier of either the Effective Time or the time that this Agreement is terminated by its terms, unless each of the other Parties shall otherwise agree in writing it shall, and shall cause its Subsidiaries to conduct business in, and not take any action except in, the usual and ordinary course of business, with the exception of reasonable costs incurred in connection with the Business Combination, and it shall and shall cause its Subsidiaries to use all commercially reasonable efforts to maintain and preserve its business organization, assets, employees and advantageous business relationships and it shall not, and shall cause its Subsidiaries to not, without the prior written consent of the other Parties, enter into any contract in respect of its business or assets, other than in the ordinary course of business, and without limitation but subject to the foregoing, shall maintain payables and other liabilities at levels consistent with past practice, shall not engage or commit to engage in any extraordinary material transactions and shall not make or commit to make distributions, dividends or special bonuses, without the prior written consent of the other Parties.

5.2	Representations and Warranties

(a)	Intercure covenants and agrees that from the date hereof until the termination of this Agreement it shall not take any action, or fail to take any action, which would or may reasonably be expected to result in the representations and warranties set out in Section 4.1 being untrue in any material respect.

(b)	Subversive covenants and agrees that, from the date hereof until the termination of this Agreement it shall not take any action, or fail to take any action, which would or may reasonably be expected to result in the representations and warranties set out in Section 4.2 being untrue in any material respect.

(c)	The General Partner covenants and agrees that, from the date hereof until the termination of this Agreement it shall not take any action, or fail to take any action, which would or may reasonably be expected to result in the representations and warranties set out in Section 4.2 being untrue in any material respect.

5.3	Notice of Material Change

(a)	From the date hereof until the termination of this Agreement, each Party shall promptly notify the other Party in writing of:

(i)	any material change (actual, anticipated, contemplated or, to the knowledge of such Party or any of its Subsidiaries, threatened, financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of such Party and its Subsidiaries, taken as whole;

(ii)	any change in the facts relating to any representation or warranty set out in Sections 4.1 or 4.2 hereof, as applicable, which change is or may be of such a nature as to render any such representation or warranty misleading or untrue in a material respect; or

(iii)	any material fact which arises and which would have been required to be stated herein had the fact arisen on or prior to the date of this Agreement.

(b)	Each of the Parties shall in good faith discuss with the other any change in circumstances (actual, anticipated, contemplated or, to its knowledge of its or any of its Subsidiaries, threatened, financial or otherwise) which is of such a nature that there may be a reasonable question as to whether notice need to be given to the other pursuant to this Section.

5.4	Non-Solicitation

(a)	None of the Parties shall solicit any offers to purchase their respective shares or assets, or any portion above 5% thereof, and neither Subversive nor Intercure will, directly or indirectly, initiate, enter into or encourage any discussions or negotiations with any third party with respect to such a transaction or amalgamation, merger, take-over, plan of arrangement or similar transaction or a Going Public Transaction other than for this Business Combination during the period commencing on the date hereof and ending on the termination of this Agreement. The Parties shall immediately cease and cause to be terminated any existing discussions or negotiations with any third party related to any of the foregoing. In the event any of the Parties is approached in respect of any such transaction, it shall immediately notify the other.

(b)	Notwithstanding this Section 5.4 and any other provision of this Agreement, any Intercure Shareholder shall, for greater certainty, have the right to sell, transfer and assign its Intercure Shares to any other Intercure Shareholder or to any officer and/or director of Intercure subject to any applicable Laws.

5.5	Mutual Negative Covenants

Each Party agrees that, from the date hereof until the earlier of the termination of this Agreement and the completion of the Arrangement, it shall not directly or indirectly do, permit to occur, authorize or agree to any of the following, other than to the extent required by the terms of this Agreement or the Plan of Arrangement:

(a)	issue, grant, sell or pledge or agree to issue, grant, sell or pledge any shares, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire shares, including of any Subsidiary, other than:

(i)	in the case of Intercure:

(A)	in connection with the Arrangement;

(B)	the issuance of Intercure Shares and/or warrants upon the exercise of any Intercure Convertible Securities;

(C)	the grant of up to 4,303,356 Intercure Options (prior to the Intercure Share Consolidation) and other similar issuances pursuant to the Plan to directors, officers, employees or consultants, provided that any Intercure Option grants in excess of such 4,303,356 Intercure Options (prior to the Intercure Share Consolidation) must be exercisable at a price of not less than $1.30, per Intercure Share on a pre-Arrangement basis; and

(ii)	in the case of Subversive,

(A)	in connection with the Business Combination, including the issuance of 500,000 Subversive Limited Partnership Units to underwriters due as a result of consummation of the Qualifying Transaction; and

(B)	the issuance of Subversive Restricted Voting Units or Subversive Limited Partnership Units upon the exercise of any Subversive Rights;

(b)	except as otherwise described in the Final IPO Prospectus (and specifically in relation with a redemption event as described therein), redeem, purchase or otherwise acquire any of its outstanding shares or other securities including, without limitation, under an issuer bid;

(c)	adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of itself or any of its Subsidiaries, except for the Business Combination or as otherwise contemplated in this Agreement;

(d)	borrow any cash or incur any indebtedness, except as expressly contemplated by this Agreement or with the prior written consent of the other Parties and, in the case of Intercure, Intercure shall be permitted, without any prior consent of the other Parties, to: (A) incur trade payables in the ordinary course; and (B) borrow amounts not to exceed $1,000,000 in the aggregate;

(e)	make loans, advances or other similar payments to any third party except as expressly contemplated by this Agreement and, in the case of Intercure, Intercure shall be permitted to (A) make routine advances to Intercure employees for expenses incurred in the ordinary course; or (B) as consented to by Subversive, which consent shall not be unreasonably withheld;

(f)	declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of its shares owned by any Person other than inter-corporate loans and advances and except for the Business Combination or as otherwise contemplated by this Agreement;

(g)	amend its Governing Documents or otherwise split, combine or reclassify any of its shares in any manner which may adversely affect the success of the Business Combination, except as required by the Business Combination or to give effect to the matters contemplated in this Agreement;

(h)	enter into any transaction or material contract, except in the case of the transactions contemplated by the Business Combination; and

(i)	engage in any business enterprise or activity different from that carried on as of the date hereof, without the prior written consent of the other Parties.

5.6	Intercure Negative Covenants

Intercure agrees that, from the date hereof until the earlier of the termination of this Agreement and the completion of the Arrangement, it shall not directly or indirectly do, permit to occur, authorize or agree to any of the following:

(a)	sell, transfer, deliver, lease, license, sublicense, mortgage, pledge, encumber, impair or otherwise dispose of (in whole or in part), or create, incur, suffer to exist, assume or cause to be subjected to any lien on or abandon, cancel or allow to lapse, any of the material assets, rights or properties of Intercure or any Intercure Subsidiary (including any intellectual property or accounts receivable), except for sales of inventory or non-exclusive licenses of intellectual property in the ordinary course;

(b)	amend, waive, release or terminate any Material Contract (other than terminations upon any expiration of the terms of any Material Contract in the ordinary course);

(c)	(A) increase the compensation or fringe benefits of any employee (except for increases in salary for employees with annual compensation of less than $200,000 in the ordinary course), (B) hire or offer to hire any new employees with annual compensation in excess of $200,000 or terminate or encourage any employee to resign from Intercure or an Intercure Subsidiary other than in the Ordinary Course, (C) grant any severance or termination pay (in cash or otherwise) to any current or former employee, except pursuant to any contract or employee benefit plan in effect on the date hereof in connection with the termination of any such employee or increase in severance or termination pay, or (D) establish, adopt, enter into, materially amend or terminate (or grant any waiver or consent under) any employee benefit plan, except for any amendments required by applicable Law,

(d)	enter into or amend any collective bargaining agreement or contract with any labour union or other labour organization;

(e)	make any change to its methods of accounting or accounting practices, policies or procedures (including with respect to reserves, revenue recognition, inventory control, prepayment of expenses, timing for payments of accounts payable and collection of accounts receivable), except as required by IFRS or applicable Law;

(f)	(A) make or change any material Tax election or change any method of tax accounting, (B) settle or compromise any material Tax liability, (C) file any material amended Tax return, (D) enter into any closing agreement relating to any Tax, (E) agree to an extension of a statute of limitations with respect to Taxes, or (F) surrender any right to claim a Tax refund in any case that would reasonably be expected to be material;

(g)	other than in the ordinary course, commence, make payment with respect to, discharge, satisfy, settle or otherwise compromise any legal proceeding or waive, assign or release any material rights or claims (other than legal proceedings arising out of this Agreement);

(h)	commence, settle, compromise or otherwise resolve any legal proceeding or waive, assign or release any material rights or claims, except (A) with respect to routine matters in the ordinary course, (B) in such cases where Intercure reasonably determines in good faith that the failure to take any such action with respect to such legal proceeding would result in a material impairment of its rights with respect thereto, provided that Intercure consults with Subversive prior to commencing such Proceeding or (C) any legal proceeding arising out of this Agreement;

(i)	other than as permitted under subsection (c) above, engage in, enter into or modify or amend any agreement, contract, transaction or other arrangement with, directly or indirectly, any Related Party;

(j)	terminate, amend or fail to renew or preserve any material permit, license or governmental authorization;

(k)	terminate, amend, fail to renew or preserve, or permit to lapse or enter the public domain, any material intellectual property, except for amendments to registered or applied for intellectual property completed in the ordinary course of business consistent with past practice;

(l)	permit the lapse of any existing material insurance policy relating to the business or assets of Intercure or any Intercure Subsidiary;

(m)	make any material changes in Intercure’s or any Intercure Subsidiary’s practices and policies relating to manufacturing, purchasing, inventory management, marketing, selling or pricing, except in the ordinary course; and

(n)	take or omit to take any action (or permit any Affiliate, officer, director, manager, employee, attorney, accountant, consultant, financial advisor or other agent of Intercure or any Intercure Subsidiary to take or omit to take any action) that would, or could reasonably be expected to, (A) result in any of Intercure’s representations and warranties set forth in this Agreement or any certificate delivered in connection with the Business Combination being or becoming untrue, or (B) result in a failure to satisfy any of the conditions set forth in Article 6;

5.7	Support of Business Combination

(a)	Each Party covenants and agrees that it shall:

(i)	take all reasonable actions to consummate the Business Combination and the transactions contemplated thereunder, subject only to the terms and conditions hereof and to not take any action contrary to or in opposition to the Business Combination, except as required by statutory law, and in the case of Intercure, use its commercially reasonable efforts to cause its shareholders to vote their respective shares in favour of the Business Combination and all of the matters contemplated thereunder,

(ii)	use all commercially reasonable efforts to obtain all appropriate Regulatory Approvals;

(iii)	not, other than in connection with the Business Combination, reorganize, amalgamate or merge with any other person, nor acquire by amalgamating, merging or consolidating with, purchasing a majority of the voting securities or substantially all of the assets of or otherwise, any business or Person which acquisition or other transaction would reasonably be expected to prevent or materially delay the Business Combination contemplated hereby; and

(iv)	co-operate fully with the other Parties and to use all commercially reasonable efforts to otherwise complete the Business Combination, unless such cooperation and efforts would subject such Party to liability or would be in breach of applicable Laws.

5.8	Other Filings

The Parties shall, as promptly as practicable hereafter, prepare and file all filings required under any Securities Laws or any other applicable Laws relating to the Business Combination contemplated hereby.

5.9	Additional Agreements

Subject to the terms and conditions of this Agreement and subject to fiduciary obligations under applicable Laws, each of the Parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Business Combination contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts:

(a)	to obtain all necessary waivers, consents and approvals from other Parties to material agreements, leases and other contracts or agreements;

(b)	to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Business Combination contemplated hereby;

(c)	to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the Business Combination contemplated hereby;

(d)	to effect all necessary registrations and other filings and submissions of information requested by the ISA, TASE, NEO, TSX and Nasdaq;

(e)	to effect all necessary registrations and other filings and submissions of information requested by Government Authorities; and

(f)	to fulfill all conditions and satisfy all provisions of this Agreement.

For purposes of the foregoing, the obligation to use “commercially reasonable efforts” to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not include any obligation to agree to a materially adverse modification of the terms of such documents or to prepay or incur additional material obligations to such other Parties.

5.10       Waiver of Access to Escrow Account. Notwithstanding anything to the contrary in this Agreement, Intercure hereby irrevocably waives and releases, and shall cause any Affiliate of Intercure in connection with the Business Combination, to waive and release, on substantially similar terms, any and all right, title, interest, causes of action and claims of any kind, whether in tort or contract or otherwise (each, a “Claim”), in or to, and any and all right to seek payment of any amounts due to it in connection with the Business Combination or this Agreement, out of the Escrow Account, or from monies or other assets released from the Escrow Account that are payable to holders of Subversive Restricted Voting Units or its underwriters, and hereby irrevocably waives and releases any Claim it may have in the future, as a result of, or arising out of, this Agreement or the Business Combination, which Claim would reduce or encumber any monies or other assets released from the Escrow Account that are payable to holders of Subversive Restricted Voting Units or its underwriters, or to any monies or other assets in the Escrow Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Escrow Account, any monies or other assets released from the Escrow Account that are payable to holders of Subversive Restricted Voting Units or its underwriters or any monies or other assets in the Escrow Account for any reason whatsoever or to bring any proceedings against the Escrow Account or the Escrow Agent.

5.11	Access.

(a)       Except to the extent prohibited by applicable Law, Intercure shall, and shall cause each Intercure Subsidiary to, (i) afford to Subversive and its representatives, reasonable access, during normal business hours and upon reasonable prior notice to Intercure, to all of the assets, properties, personnel, contracts, books and records of Intercure as Subversive may from time to time reasonably request, and (ii) furnish Subversive with such information relating to Intercure and the Intercure Subsidiaries as Subversive may from time to time reasonably deem necessary and advisable, provided that, with respect to clause (i), any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of Intercure or the Intercure Subsidiaries.

(b)       Except to the extent prohibited by applicable Law, Subversive shall, and shall cause each Subversive Subsidiary to, (i) afford to Intercure and its representatives, reasonable access, during normal business hours and upon reasonable prior notice to Intercure, to all of the assets, properties, personnel, contracts, books and records of Subversive as Intercure may from time to time reasonably request, and (ii) furnish Intercure with such information relating to Subversive and the Subversive Subsidiaries as Intercure may from time to time reasonably deem necessary and advisable, provided that, with respect to clause (i), any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of Subversive or the Subversive Subsidiaries.

(c)       Upon Subversive’s request, Subversive and its representative shall be provided with reasonable access to suppliers and distributors of Intercure and the Intercure Subsidiaries, provided that such access shall require the prior written consent of Intercure (not to be unreasonably withheld, conditioned or delayed) and a representative of Intercure shall be entitled to participate in any discussions.

(d)       Intercure shall report to Subversive, as and when reasonably requested, concerning the status of the operations, finances and affairs of the Intercure and its Subsidiaries and deliver to Subversive periodic financial reports in the form that it customarily prepares for its internal purposes.

ARTICLE 6
CONDITIONS AND CLOSING MATTERS

6.1	Mutual Conditions Precedent

The respective obligations of the Parties hereto to complete the Arrangement pursuant to the Plan of Arrangement shall be subject to the satisfaction, on or before the Effective Date, of the following conditions precedent, each of which may be waived only by the mutual consent of the Parties:

(a)	the requisite shareholder approvals of Intercure at the Intercure Meeting shall have been obtained;

(b)	the Intercure Share Consolidation shall have occurred;

(c)	the conditional approval of the NEO shall have been obtained by Subversive to enable the Business Combination to qualify as Subversive’s Qualifying Transaction;

(d)	a final receipt for the Prospectus shall have been issued by or on behalf of the Subversive Securities Authorities;

(e)	the Interim Order and the Final Order shall have each been obtained on terms consistent with this Agreement;

(f)	the U.S. Registration Statement shall have become effective under the Securities Exchange Act and the Intercure Shares shall have been approved for listing on the Nasdaq;

(g)	approval for listing and trading of Subversive Limited Partnership Units on the TSX shall have been obtained;

(h)	Intercure Shares shall have been approved for, and begun trading on, the TSX so as to enable the “dual listing” regime to apply to the Intercure Shares;

(i)	ISA and TASE approval for listing and trading of Intercure Shares on the TSX and the TASE under the “dual listing” regime shall have been obtained;

(j)	there shall have been no action taken under any applicable Law or by any Governmental Authority and there shall not be in force any order or decree restraining or enjoining the consummation of the Business Combination;

(k)	all corporate and Regulatory Approvals shall have been obtained; and

(l)	this Agreement shall not have been terminated pursuant to Article 7.

If any of the above conditions shall not have been complied with or waived by the Parties on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then a Party may terminate this Agreement in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by the Party terminating the Agreement. In the event that the failure to satisfy any one or more of the above conditions precedent results from a material default by a Party of its obligations under this Agreement and if such condition(s) precedent would have been satisfied but for such default, such defaulting Party shall not rely on such failure (to satisfy one or more of the above conditions) as a basis for its own non-compliance with its obligations under this Agreement.

6.2	Additional Conditions Precedent to the Obligations of Intercure

The obligations of Intercure to complete the Arrangement shall also be subject to the satisfaction, on or before the Effective Date, of each of the following conditions precedent (each of which is for the exclusive benefit of Intercure and may be waived by Intercure and any one or more of which, if not satisfied or waived, will relieve Intercure of any obligation under this Agreement):

(a)	Neither Subversive nor the General Partner shall have breached, or failed to comply with, in any material respect, any of its covenants or other obligations under this Agreement;

(b)	the representations and warranties of Subversive and the General Partner (other than the Subversive Fundamental Representations) contained in this Agreement (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers) shall be true and correct in all respects as of the Effective Date with the same effect as if made as of the Effective Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such specified date), except where the failure of any such representations and warranties to be so true and correct has not had a Material Adverse Effect. The Subversive Fundamental Representations shall be true and correct in all material respects as of the Effective Date with the same effect as if made as of the Effective Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such specified date);

(c)	the Financing shall have raised at least $25 million in gross proceeds at a price per unit not less than $10 per unit to Subversive;

(d)	Immediately prior to the Effective Date, (i) the total available cash in the Escrow Account net of anticipated payments in respect of redemption plus (ii) amounts funded or committed pursuant to the Financing, shall be at least $55,000,000 (the “Minimum Cash Amount”). Such Minimum Cash Amount shall be unrestricted (subject to completion of a Qualifying Transaction) and Subversive (and the Subversive Subsidiaries) shall not have incurred any liabilities or obligations that are payable in cash in connection with the Business Combination (including all transaction costs of Subversive, and all reasonable legal and accounting fees of Intercure) in excess of $15,000,000 (plus the amount of any credit to the fees of the TSX Listing obtained by Subversive for the benefit of Intercure); and

(e)	The Boards of Directors of the General Partner and the officers and Governing Documents of Subversive and the General Partner shall have been replaced and/or amended, as applicable, as requested by Intercure.

If any of the above conditions shall not have been complied with or waived by Intercure on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then Intercure may terminate this Agreement in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by Intercure. In the event that the failure to satisfy any one or more of the above conditions precedent results from a material default by Intercure of its obligations under this Agreement and if such condition(s) precedent would have been satisfied but for such default, Intercure shall not rely on such failure (to satisfy one or more of the above conditions) as a basis for its own noncompliance with its obligations under this Agreement.

6.3	Additional Conditions Precedent to the Obligations of Subversive

The obligations of Subversive to complete the Arrangement shall also be subject to the satisfaction, on or before the Effective Date, of each of the following conditions precedent (each of which is for the exclusive benefit of Subversive and may be waived by Subversive and any one or more of which, if not satisfied or waived, will relieve Subversive of any obligation under this Agreement):

(a)	no Material Adverse Effect with respect to Intercure or the Intercure Subsidiaries taken as a whole shall have occurred between September 30, 2020 and the Effective Date;

(b)	Intercure shall not have breached, or failed to comply with, in any material respect, any of its covenants or other obligations under this Agreement;

(c)	Intercure shall have obtained all third party consents and authorizations required to be obtained as set forth in the Intercure Disclosure Schedules in response to Section 4.1(i)(c);

(d)	the representations and warranties of Intercure (other than the Intercure Fundamental Representations) contained in this Agreement (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers) shall be true and correct in all respects as of the Effective Date with the same effect as if made as of the Effective Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such specified date), except where the failure of any such representations and warranties to be so true and correct has not had a Material Adverse Effect. The Intercure Fundamental Representations shall be true and correct in all material respects as of the Effective Date with the same effect as if made as of the Effective Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such specified date);

(e)	Subversive, Intercure and the Representative shall have entered into the Indemnification Agreement;

(f)	Subversive shall have received Support and Lock-Up Agreements duly executed by all Intercure directors and officers;

(g)	All Intercure Shares required to be issued pursuant to and in accordance with this Agreement and the Plan of Arrangement shall have been validly and irrevocably issued, not subject to withholding of any kind, shall be fully paid and non-assessable, and shall not be subject to any restrictions under Israeli Law that prevent such Intercure Shares from being freely tradeable on TASE or TSX or becoming freely tradeable on Nasdaq; and

(h)	The Director Appointment shall have occurred and the Boards of Directors and officers of Intercure shall be as set forth in Section 2.3.

If any of the above conditions shall not have been complied with or waived by Subversive on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then Subversive may terminate this Agreement in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by Subversive. In the event that the failure to satisfy any one or more of the above conditions precedent results from a material default by Subversive of its obligations under this Agreement and if such condition(s) precedent would have been satisfied but for such default, Subversive shall not rely on such failure (to satisfy one or more of the above conditions) as a basis for its own noncompliance with its obligations under this Agreement.

6.4	Closing Matters

The completion of the transactions contemplated under this Agreement shall be effected via electronic exchange on the Effective Date.

ARTICLE 7
TERMINATION AND AMENDMENT

7.1	Termination

This Agreement may be terminated by written notice promptly given to the other Party hereto, at any time prior to the Effective Date:

(a)	by mutual agreement in writing by the Parties;

(b)	by either Subversive or Intercure if the Business Combination has not occurred on or prior to the Completion Deadline (provided that the failure of the Business Combination to occur by the Completion Deadline has not been caused by a breach of this Agreement or any other Document by the Party exercising the right to terminate this Agreement); and

(c)	as set forth in Sections 6.1, 6.2 and 6.3 of this Agreement.

7.2	Effect of Termination

In the event of the termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith have no further force or effect and there shall be no obligation on the part of Subversive or Intercure hereunder except as set forth in Section 7.3 hereof and this Section 7.2, which provisions shall survive the termination of this Agreement. Nothing herein shall relieve any Party from liability for any breach of this Agreement.

7.3	Expenses

Each Party shall pay its own costs and expenses (including all legal, accounting and financial advisory fees and expenses) incurred in connection with the completion of the Business Combination, including without limitation, expenses related to the preparation, execution and delivery of all agreements including, without limitation, this Agreement and other documents referenced herein, and for greater certainty, Subversive shall be responsible for paying all costs and fees payable to the NEO in connection with its review of the Business Combination, all listing fees incurred or to be incurred in connection with the completion of the Business Combination and all costs and fees associated with the preparation and filing of the Prospectus or information circular, as may be required by the NEO, and Intercure shall be responsible for paying all costs and fees payable in connection with the filing of the U.S. Registration Statement and the U.S. Resale Registration Statement, and all fees and expenses of the Nasdaq Listing and the TSX Listing (provided no commitment to pay the listing fee for the TSX shall occur prior to certainty of consummation of the transactions).

7.4	Amendment

This Agreement may, at any time on or before the Effective Date be amended by mutual agreement between the Parties. This Agreement may not be amended except by an instrument in writing signed by the appropriate officers on behalf of each of the Parties hereto.

7.5	Waiver

A Party may (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive compliance with any of the other Party’s agreements or the fulfillment of any of its conditions contained herein or (iii) waive inaccuracies in another Party’s representations or warranties contained herein or in any document delivered by the other Party hereto; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

ARTICLE 8
GENERAL

8.1	Notices

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by e-mail or sent by prepaid overnight courier to the Parties at the following addresses (or at such other addresses as shall be specified by the Parties by like notice):

if to Intercure, to:

Intercure Ltd.
85 Medinat Hayehudim Boulevard
Herzeliya Pituach
Israel
Attention:	Alex Rabinovitch, CEO
E-mail:	alex@canndoc-pharma.com

with a copy (which shall not constitute notice) to:

Doron Tikotzky Kantor Gutman Nass & Amit Gross
BSR 4, 33rd Floor
7 Metsada Street
Bnei Brak
Israel
Attention:	Ronen Kantor, Adv.
E-mail:	rkantor@dtkgg.com

if to Subversive, to:

Subversive Real Estate Acquisition REIT LP/
Subversive Real Estate Sponsor LLC
135 Grand Street, 2nd Floor
New York, NY 10013
Attention: Leland Hensch
Email:	leland@subversivecapital.com

with a copy (which shall not constitute notice) to:

Paul Hastings LLP
200 Park Avenue
New York, NY 10166
Attention: Barry A. Brooks
Email:	barrybrooks@paulhastings.com

Goodmans LLP
333 Bay St., Suite 3400
Toronto, ON M5H 2S7
Attention: Stephen Pincus
Email:	spincus@goodmans.ca

8.2	Assignment

Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties hereto without the prior written consent of the other Party which shall not be unreasonably withheld.

8.3	Complete Agreement

This Agreement sets forth the entire understanding between the Parties hereto and supersedes all prior agreements, arrangements and communications, whether oral or written, with respect to the subject matter hereof. No other agreements, representations, warranties or other matters, whether oral or written, shall be deemed to bind the Parties hereto with respect to the subject matter hereof.

8.4	Further Assurances

Each Party hereto shall, from time to time, and at all times hereafter, at the request of the other Party hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

8.5	Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.6	Counterpart Execution

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.7	Investigation by Parties

No investigations made by or on behalf of either Party or any of their respective authorized agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by the other Party in or pursuant to this Agreement.

8.8	Public Announcement; Disclosure and Confidentiality

(a)	Unless and until the transactions contemplated in this Agreement will have been completed, none of the Parties shall make any public announcement concerning this Agreement or the matters contemplated herein, their discussions or any other memoranda, letters or agreements between them relating to the matters contemplated herein without the prior consent of the other Parties, provided that no party shall be prevented from making any disclosure which is required to be made by law or any rules of a stock exchange or similar organization to which it is bound. In the event a Party is required to disclose information related to the transactions contemplated in this Agreement pursuant to applicable Law, regulation or the rules of a stock exchange or similar organization, such Party will be responsible for the accuracy of such disclosure and that it contains no misrepresentations and constitutes a true and plain disclosure of all material facts. For the avoidance of doubt, Subversive will not be responsible for any information included in any disclosure made by Intercure.

(b)	All information provided to or received by the parties hereunder shall be treated as confidential (“Confidential Information”). Without limiting the foregoing, the Parties acknowledge that Intercure’s shares are listed on the TASE, and Subversive’s shares are traded on the NEO, and each Party’s Confidential Information may be considered “inside information” pursuant to Israeli securities laws and regulations, and/or material non-public information in accordance with applicable Canadian and United States securities laws. Subject to the provisions of this Section, no Confidential Information shall be published by any party hereto without the prior written consent of the others. The consent required by this Section shall not apply to a disclosure to: (a) comply with any applicable laws, stock exchange rules or a regulatory authority having jurisdiction; (b) a director, officer or employee of a party; (c) an Affiliate of a party; (d) a consultant, contractor or subcontractor of a party that has a bona fide need to be informed; or (e) any third party to whom the disclosing party has assigned (in compliance with the terms of this Agreement) any of its rights under this Agreement; provided, however, that in the case of subsection (a), such disclosing Party shall give the other Parties a reasonable opportunity to review and comment on such disclosure and will consider such comments in good faith, and in the case of subsection (e) the third party or parties, as the case may be, agree to maintain in confidence any of the Confidential Information so disclosed to them.

(c)	The obligations of confidence and prohibitions against use of Confidential Information under this Agreement shall not apply to information that the disclosing party can show by reasonable documentary evidence or otherwise: (a) as of the date of this Agreement, was in the public domain; (b) after the date of this Agreement, was published or otherwise became part of the public domain through no fault of the disclosing party or an Affiliate thereof (but only after, and only to the extent that, it is published or otherwise becomes part of the public domain); or (c) was information that the disclosing party or its Affiliates were required to disclose pursuant to the order of any Government Authority or judicial authority.

8.9	Representative.

(a)	By executing and delivering a Letter of Transmittal or by virtue of consummation of the Plan of Arrangement, each Subversive Limited Partner hereby irrevocably constitutes and appoints Subversive Real Estate Sponsor LLC as its true and lawful attorney-in-fact and agent (the “Representative”) with full power of substitution to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated hereby and the exercise of all rights and the performance of all obligations hereunder, including: (i) receiving payments under or pursuant to this Agreement and disbursements thereof to the Subversive Limited Partner, as contemplated by this Agreement; (ii) receiving and forwarding of notices and communications pursuant to this Agreement and accepting service of process; (iii) giving or agreeing to, on behalf of all the Subversive Limited Partner, any and all consents, waivers and amendments deemed by the Representative, in its reasonable and good faith discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; and (iv) with respect to any and all matters arising under this Agreement, (A) disputing or refraining from disputing, on behalf of each Subversive Limited Partner relative to any amounts to be received by the Subversive Limited Partner under this Agreement or any agreements contemplated hereby, or any claim made by Subversive under this Agreement, (B) negotiating and compromising, on behalf of each Subversive Limited Partner, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement, and (C) executing, on behalf of each Subversive Limited Partner, any settlement agreement, release or other document with respect to such dispute or remedy, except in each case with respect to a dispute between any Subversive Limited Partner on the one hand and the Representative on the other hand; provided, however, that, in each case, the Representative shall not take any action adverse to any Subversive Limited Partner unless such action is also taken proportionately with respect to the others.

(b)	Each Subversive Limited Partner hereby agrees that: (i) in all matters in which action by the Representative is required or permitted, the Representative is authorized to act on behalf of such Subversive Limited Partner; (ii) all decisions, actions, consents and instructions by the Representative shall be binding upon all of the Subversive Limited Partners, and no Subversive Limited Partner shall have the right to object to, dissent from, protest or otherwise contest any such decision, action, consent or instruction; and (iii) the appointment of the Representative is coupled with an interest and shall be irrevocable by such Subversive Limited Partner in any manner or for any reason.

(c)	The Representative is hereby authorized to establish an expense fund (the “Expense Fund”), which shall be funded by Subversive at or prior to the consummation of the Arrangement in an amount of $50,000. The Representative may use the Expense Fund to pay or be reimbursed for any fees, costs, expenses or other obligations incurred by the Representative acting in its capacity as such. The Subversive Limited Partners will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Representative any ownership right that they may otherwise have had in any such interest or earnings. The Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. For tax purposes, the Expense Fund shall be treated as having been received and voluntarily set aside by the Subversive Limited Partners at the time of Closing. The Parties agree that the Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund. The Representative shall be indemnified and held harmless by the Subversive Limited Partners out of the Expense Fund from and against any and all costs, expenses (including the fees and expenses of its counsel), losses or liabilities incurred by the Representative arising out of or in connection with the Representative’s execution and performance of this Agreement. The Expense Fund shall be retained in whole or in part by the Representative for such time as the Representative shall determine in its sole discretion. If the Representative shall determine in its sole discretion to return all or any portion of the Expense Fund, such amount shall be released to Intercure. In no event will the Representative be required to advance its own funds on behalf of the Subversive Limited Partners or otherwise. The foregoing indemnities will survive the consummation of the Arrangement, the resignation or removal of the Representative or the termination of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INTERCURE LTD.

Per:

CANNDOC ACQUISITION SUBCO LTD.

Per:

SUBVERSIVE REAL ESTATE ACQUISITION REIT LP

Per:

SUBVERSIVE REAL ESTATE ACQUISITION REIT (GP) INC.

Per:

SUBVERSIVE REAL ESTATE SPONSOR LLC

Per:

Schedule A
PLAN OF ARRANGEMENT

(see attached)

A-1